AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON May 25, 2000

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          STOCKGROUP.COM HOLDINGS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

          COLORADO                             6282                         84-1379282
(State or Other Jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
 Incorporation or Organization)         Classification Code)          Identification Number)


                       SUITE 500 - 750 WEST PENDER STREET
           VANCOUVER, BRITISH COLUMBIA, CANADA V6C 2T7 (604) 331-0995
               (Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Registrant's Executive Offices)

                              JOSEPH SIERCHIO, ESQ.
                             SIERCHIO & ALBERT, P.C.
                              150 EAST 58TH STREET
                            NEW YORK, NEW YORK 10155
                                 (212) 446-9500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                             -----------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.
                              --------------------

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462 to Rule 426(b) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act Registration Statement number of the earlier Registration Statement for the same offering. [_]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]


                                                            Page 1 of ___ pages.
                                                Exhibit Index appears on Page___

                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Title Of Each Class Of Securities   Number of Shares To Be   Proposed Maximum         Proposed Maximum            Amount of
To Be Registered                    Registered               Offering Price Per       Aggregate Offering Price    Registration
                                                             Share                                                Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par share                        5,487,630(1)             $2.00        (2)         $ 10,975,260              $2,897.47
------------------------------------------------------------------------------------------------------------------------------------

     (1) The shares of common stock being registered can be received by the holders of convertible notes and warrants when and if they elect to convert such notes and exercise such warrants. The number of shares being registered represents our good faith estimate of the maximum number of shares we may issue upon conversion of the notes and exercise of the warrants.

     (2) Calculated in accordance with Rule 457(c) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
     SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted. .

                   Subject to Completion, May 26, 2000


                          STOCKGROUP.COM HOLDINGS, INC.

                                5,487,630 SHARES

                                  COMMON STOCK
                           --------------------------

     We have prepared this prospectus to allow Deephaven Private Placement Trading Ltd., Amro International, S.A., Jesup and Lamont Securities Corporation, or their pledgees, donees, transferees or other successors in interest, to use a "shelf" registration process to sell up to 5,487,630 shares of our common stock which they have acquired or may acquire upon conversion of convertible notes and exercise of warrants previously acquired in a private placement. We will receive no proceeds from the sale of these shares, with the exception of the proceeds from the exercise of the warrants.

     Our common stock is listed on the NASD O-T-C Market Bulletin Board under the symbol "SWEB." On May 23, 2000, the closing price of our common stock was $2.00 per share.

                              --------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE ___ FOR A DISCUSSION OF MATERIAL ISSUES TO CONSIDER BEFORE PURCHASING OUR COMMON STOCK.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


             The date of this prospectus is ________________, 2000.

                                TABLE OF CONTENTS


Prospectus Summary..............................................................
Risk Factors....................................................................
Cautionary Note Regarding Forward-Looking Statements ...........................
Use of Proceeds.................................................................
Price Range of Common Stock and Dividend Policy.................................
Capitalization .................................................................
Selected Financial Data.........................................................
Management's Discussion and Analysis of Financial
  Condition and Results of Operations...........................................
Business .......................................................................
Management......................................................................
Related Party Transactions .....................................................
Selling Shareholders ...........................................................
Principal Shareholders .........................................................
Description of Capital Stock....................................................
Shares Eligible for Future Sale.................................................
Plan of Distribution ...........................................................
Legal Matters...................................................................
Experts.........................................................................
Where You Can Find Additional Information.......................................
Index to Financial Statements...................................................

     "smallcapcenter.com" and "InvestorMarketPlace" are trademarks and service marks of Stockgroup.com. All other trademarks, service marks or tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

     Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and our financial statements and the related notes, before deciding to invest in our common stock.

STOCKGROUP.COM

     Focusing on news and information for small cap and micro cap investors, we have created an Internet investor information community which brings together small cap investors and companies and provides information on small cap market developments. In October 1999, we launched our next generation Internet Community, www.smallcapcenter.com, which acts as a portal for investors researching, analyzing, and discussing small cap stocks and markets. `Small cap' companies are defined as those which have a market capitalization of $750 million or less and `micro cap' companies are defined as those with a market cap of $50 million or less. In this prospectus, small cap and micro cap are referred to collectively above and below as `small cap'.

     In addition, smallcapcenter.com provides extensive information on North American publicly traded companies and showcases unbiased original financial news content on small cap companies and markets. These news features are produced throughout the trading day by our staff of professional financial journalists and editors and this news service is a significant draw for the investor viewers who use smallcapcenter.com. Smallcapcenter.com is a comprehensive resource for investors and provides detailed profiles of companies, industry news, stock quotes and charts, daily market reports, news releases and other investment research tools.

     We also specialize in providing public companies with Internet marketing solutions and have developed a strong position as a niche marketer of specialty investor relations oriented products. Smallcapcenter.com also disseminates information about our corporate clients but does not make any recommendations or provide special news coverage related to these clients.

     Stockgroup.com has offices in New York, San Francisco, Toronto, and Calgary, in addition to its corporate headquarters at Suite 500 - 750 Pender Street, Vancouver, British Columbia, Canada V6C 2T7. Our telephone number at our corporate headquarters is (604) 331-0995.

THE OFFERING

Common  stock  offered  by  selling         5,487,630  shares(1)
shareholders

Common  stock  to  be  outstanding          13,682,630 shares(1)(2)
after  this  offering

Use of proceeds                             Other than the proceeds from the
                                            exercise of the warrants, none of
                                            the proceeds from the sale of the
                                            common stock offered by this
                                            prospectus will be received by us.
                                            Any proceeds received by us will be
                                            utilized for working capital and
                                            general corporate purposes.

OTC  Market  Bulletin  Board  Symbol:       SWEB

(1) Includes all shares issuable, upon conversion of the convertible notes and exercise of the warrants, assuming that the notes were fully convertible on the date of this prospectus. Pursuant to our registration rights agreement with Deephaven and Amro, we are required to register twice as many shares of common stock as are issuable upon conversion of the convertible notes, and all of the shares that are issuable upon exercise of the warrants, which number is reflected in the table above.

(2) Does not include 2,000,000 shares reserved for issuance upon exercise of outstanding stock options.

     The selling shareholders, together with any affiliate thereof, may not beneficially own shares of common stock in excess of 4.999% and 9.999%, respectively, of the outstanding shares of common stock following a conversion of notes and/or exercise of warrants. Such restrictions may be waived by a selling shareholder as to itself upon not less than 61 days notice to us.

SUMMARY  FINANCIAL  DATA

     Set forth below are summary statements of operations data for the three months ended March 31, 2000 and 1999, and years ended December 31, 1999 and 1998, and summary balance sheet data as of March 31, 2000 and 1999, and December 31, 1999 and 1998. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations", appearing elsewhere in this prospectus.


                                                                     Three Months Ended                    For the Years Ended
                                                                         March 31                             December 31
                                                                2000                1999                1999                1998
                                                             ----------          ----------          ----------          ----------
STATEMENT OF OPERATIONS DATA:

REVENUE
Revenues                                                      1,241,207             179,194           1,920,052             857,591
Cost of revenues                                                397,066              60,392           1,208,033             172,343
                                                             ----------          ----------          ----------          ----------
Gross profit                                                    844,141             118,802             712,019             685,248
                                                             ----------          ----------          ----------          ----------
EXPENSES
Sales and marketing                                           1,182,636              55,708           2,454,473             265,840
Product development                                             161,639              30,955             415,108             117,453
General and administrative                                      873,424             669,532           2,209,192             443,201
                                                             ----------          ----------          ----------          ----------
Total expenses                                                2,217,699             756,195           5,078,773             826,494
                                                             ----------          ----------          ----------          ----------
Loss from operations                                         (1,373,557)           (637,393)         (4,366,754)           (141,246)
Interest income                                                  16,989                  --             123,260                  --
Other income (expense)                                              554                 232                 961             (42,845)
                                                             ----------          ----------          ----------          ----------
Loss before income taxes                                     (1,356,014)           (637,161)         (4,242,533)           (184,091)
Income tax provision (recovery)                                      --                  --                  --             (34,802)
                                                             ----------          ----------          ----------          ----------
Net loss                                                     (1,356,014)           (637,161)         (4,242,533)           (149,289)
                                                             ----------          ----------          ----------          ----------
Basic and diluted loss per share                                  (0.17)              (0.15)              (0.60)              (0.04)

BALANCE SHEET DATA:

Total assets                                                  2,999,838             508,852           3,873,556             213,576
Total liabilities                                             1,556,518             270,650           1,110,507             230,657
Total shareholders' equity                                    1,443,321             238,201           2,763,049             (17,081)

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our common stock. Our business, financial condition or results of operations could be materially and adversely affected by any of the following risks.

OUR LIMITED OPERATING HISTORY MAKES THE EVALUATION OF OUR CURRENT BUSINESS AND THE FORECASTING OF OUR FUTURE RESULTS DIFFICULT.

     We have a limited operating history upon which an evaluation of us, our current business and our prospects can be based, each of which must be considered in light of the risks, expenses and problems frequently encountered by all companies in the early stages of development, and particularly by such companies entering new and rapidly developing markets like the Internet.

RISKS RELATED TO THE INTERNET MAY AFFECT OUR SUCCESS.

     There are many risks associated with operations on the Internet that may adversely affect our success. Such risks include, without limitation, the following:

o    the lack of broad acceptance of the Community model on the Internet;

o the possibility that the Internet will fail to achieve broad acceptance as an advertising and commercial medium;

o our inability to attract or retain viewers or to generate significant advertising revenues or subscription service revenues;

o    a new and relatively unproven business model;

o    our ability to anticipate and adapt to a developing market;

o the failure of our network infrastructure (including its servers, hardware and software) to efficiently handle its Internet traffic;

o    changes in laws that adversely affect our business;

o our ability to manage effectively our rapidly expanding operations, including the amount and timing of capital expenditures and other costs relating to the expansion of our operations;

o the introduction and development of different or more extensive Communities by our direct and indirect competitors of, including those with greater financial, technical and marketing resources;

o    our inability to maintain and increase levels of traffic on our Web site;

o    our inability to attract, retain and motivate qualified personnel.


OUR RECENT REVENUE GROWTH MAY NOT CONTINUE IN THE FUTURE.

     There can be no assurance that the revenue growth we have experienced in recent periods will continue or increase. Our limited operating history makes the prediction of future results difficult or impossible and, therefore, our recent revenue growth should not be taken as an indication of any growth that can be expected in the future. Furthermore, our limited operating history leads us to believe that period-to-period comparisons of our operating results may not meaningful and that the results for any period should not be relied upon as an indication of future performance. To the extent that revenues do not grow at anticipated rates, our business, results of operations and financial condition would be materially and adversely affected.

WE ANTICIPATE LOSSES FOR THE FORESEEABLE FUTURE.

     We have not achieved profitability in the current period and we anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will depend, in part, on the amount of our growth in revenues from advertising sales, client product and marketing services and sales revenues and subscription fees from our news services. As of December 31, 1999, we had an accumulated deficit of $(4,259,711). We expect that our operating expenses will increase significantly during the next several years, especially in the areas of sales and marketing, product development and general and administrative expenses. Thus, we will need to generate increased revenues to achieve profitability. To the extent that increases in our operating expenses precede or are not subsequently followed by corresponding increases in revenues, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition would be materially and adversely affected. There can be no assurance that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

OUR FUTURE SUCCESS IS DEPENDENT ON CONTINUED GROWTH IN USE OF AND COMMERCIAL VIABILITY OF THE INTERNET.

     Our future success is substantially dependent upon continued growth in the use of the Internet. To support advertising sales, and product and marketing services sales revenues on www.smallcapcenter.com, the Internet's recent and rapid growth must continue, and use of the Internet must become widespread. None of these can be assured. The Internet may prove not to be a viable information communications medium and information marketplace. Additionally, due to the ability of consumers to easily compare prices of similar products or services on competing Web sites, gross margins for the services marketed by us may narrow in the future and, accordingly, our revenues may be materially negatively impacted. If use of the Internet does not continue to grow, our business, results of operations and financial condition would be materially and adversely affected.

     Additionally, there are several issues that could lead to resistance against the acceptance of the Internet as a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the number of users and the level of use, there can be no assurance that its technical infrastructure will continue to be able to support the demands placed upon it. The necessary technical infrastructure for significant increases in electronic news dissemination and e-commerce related to it, such as a reliable network backbone, may not be timely and adequately developed. In addition, performance improvements, such as high-speed modems, may not be introduced in a timely fashion. Furthermore, security and authentication concerns with respect to transmission over the Internet of confidential information, such as credit card numbers, may remain. Also, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of activity, or due to increased governmental regulation. Changes in or insufficient availability of telecommunications services could result in slower response times and adversely affect usage of the Internet. To the extent the Internet's technical infrastructure does not effectively support the growth that may occur, our business, results of operations and financial condition would be materially and adversely affected.

OUR BUSINESS MODEL AND ACCEPTANCE OF OUR PRODUCTS IS UNPROVEN IN THE DEVELOPING MARKET IN WHICH WE OPERATE.

     Our business model is new and relatively unproven. The model depends upon our ability to generate multiple revenue streams by diversifying our product offerings. To be successful, we must, among other things, develop and market products and services that achieve broad market acceptance by its users, advertisers and client subscriber companies. There can be no assurance that any Internet Community, including www.smallcapcenter.com, will achieve broad market acceptance. Accordingly, no assurance can be given that our business model will be successful or that it can sustain revenue growth or be profitable. The market for our products and services is new, rapidly developing and characterized by an increasing number of market entrants. As is typical of any new and rapidly evolving market, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Moreover, because this market is new and rapidly evolving, it is difficult to predict its future growth rate, if any, and its ultimate size. If the market fails to develop, develops more slowly than expected or becomes saturated with competitors, or if our products and services do not achieve or sustain market acceptance, our business, results of operations and financial condition would be materially and adversely affected.

OUR LONG TERM LIQUIDITY AND CAPITAL RESOURCES ARE UNCERTAIN

     There can be no assurance that we will be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital to meet our long term requirements. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected.

IF OUR EFFORTS TO ACHIEVE A STRONG BRAND IDENTITY ARE NOT SUCCESSFUL, OUR BUSINESS AND OPERATING RESULTS WILL BE MATERIALLY ADVERSELY AFFECTED.

     We believe that establishing and maintaining brand identity is a critical aspect of efforts to attract and expand our viewer base, Internet traffic and advertising and commerce relationships. Furthermore, we believe that the importance of brand recognition will increase as low barriers to entry encourage the proliferation of Internet sites. In order to attract and retain viewers, advertisers and subscriber clients, and in response to competitive pressures, we intend to increase our financial commitment to the creation and maintenance of brand loyalty among these groups. We plan to accomplish this, although not exclusively, through advertising campaigns in several forms of media, including television, print, online media, and other marketing and promotional efforts. If we do not generate a corresponding increase in revenue as a result of our branding efforts or otherwise fail to promote our brand successfully, or if we incur excessive expenses in an attempt to promote and maintain our brand, our business, results of operations and financial condition would be materially and adversely affected.

     Promotion and enhancement of the smallcapcenter.com brand will also depend, in part, on our success in providing a high-quality "Community experience." Such success cannot be assured. If viewers, users, advertisers and commerce vendors do not perceive smallcapcenter.com's Community experience to be of high quality, or if we introduce new services or enter into new business ventures that are not favorably received by such parties, the value of our brand could be diluted. Such brand dilution could decrease the attractiveness of smallcapcenter.com to such parties, and could materially and adversely affect our business, results of operations and financial condition.

WE RELY SIGNIFICANTLY ON ADVERTISING REVENUES, THE LEVEL OF WHICH IS DIFFICULT TO PREDICT, AND WILL DEPEND ON THE AMOUNT OF "TRAFFIC" ON OUR WEB SITE AND ADVERTISERS' ACCEPTANCE OF THE INTERNET - BASED ADVERTISING MEDIUM.

     We derive a significant portion of our revenues from the sale of advertisements on our site, and expect to continue to do so for the foreseeable future. Our business model therefore is highly dependent on the amount of "traffic" on smallcapcenter.com, which has a direct effect on our advertising revenues. We are in the early stages of implementing our international branch network and our advertising sales programs, which, if not successful, could materially and adversely affect our business, results of operations and financial condition.

     Our ability to generate significant advertising revenues will depend, in part, on our ability to create new advertising programs without diluting the perceived value of our existing programs. Our ability to generate advertising revenues will depend also, in part, on advertisers' acceptance of the Internet as an attractive and sustainable medium, the development of a large base of users of our products and services, the effective development of Web site content that provides user demographic characteristics that will be attractive to advertisers, and government regulation. The adoption of Internet-based advertising, particularly by those advertisers that have historically relied upon traditional advertising media, requires the acceptance of a new way of conducting business and exchanging information. There can be no assurance that the market for Internet advertising will continue to emerge or become sustainable. If the market develops more slowly than expected, our business, results of operations and financial condition could be materially and adversely affected.

     The Internet as an advertising medium has not been available for a sufficient period of time to gauge its effectiveness as compared with traditional advertising media. No standards have been widely accepted for the measurement of the effectiveness of Internet-based advertising, and there can be no assurance that any such standards will become widely accepted in the future. Additionally, no standards have been widely accepted to measure the number of unique users or page views related to a particular site. Internet advertising rates are based in part on third-party estimates of users of an Internet site. Such estimates are often based on sampling techniques or other imprecise measures, and may materially differ from our estimates. There can be no assurance that advertisers will accept our or other parties' measurements of impressions. The rejection by advertisers of such measurements could have a material adverse effect on our business, results of operations and financial condition.

     The sale of Internet advertising is subject to intense competition that has resulted in a wide variety of pricing models, rate quotes and advertising services. This has made it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models, if any, will achieve broad acceptance among advertisers. As described above, to date, we have based our advertising rates on providing advertisers with a guaranteed number of impressions, and any failure of our advertising model to achieve broad market acceptance, would have a material adverse effect on our business, results of operations and financial condition.

A MAJORITY OF OUR ADVERTISING CONTRACTS ARE OF A SHORT-TERM NATURE AND THE LEVEL OF ADVERTISING PURCHASES IN THE FUTURE IS UNCERTAIN.

     To date, substantially all of our advertising contracts have been for terms averaging one to three months in length, with relatively few longer-term advertising contracts. Many of our advertising customers have limited experience with Internet advertising, have not devoted a significant portion of their advertising expenditures to Internet advertising and may not believe Internet advertising to be effective relative to traditional advertising media. There can be no assurance that our current advertisers will continue to purchase advertisements on www.smallcapcenter.com.

IF THE ADVERTISERS' GUARANTEED MINIMUM VIEW RUN TIMES ON OUR WEB SITE ARE NOT MET, WE WILL BE REQUIRED TO PROVIDE ADDITIONAL RUN TIMES FOLLOWING THE CONTRACT TERMS WHICH MAY LIMIT OUR ADVERTISING INVENTORY.

     Our contracts with advertisers typically guarantee the advertiser or sponsor either a minimum view run time during which the ad will be seen by users of smallcapcenter.com; or, a minimum number of "impressions," or "click-throughs," or times that a sponsorship or advertisement is seen by users of smallcapcenter.com. To the extent that minimum view run times, or impression or click-through levels are not achieved for any reason, we may be required to "make good" or provide additional impressions after the contract term, which may adversely affect the availability of advertising inventory and which could have a material adverse effect on our business, results of operations and financial condition.

     Specifically, the process of managing advertising within a large Web site such as ours is an increasingly important and complex task. If we do not manage this task in an efficient and appropriate manner, our financial performance may be impaired. To the extent that we encounter system failures or material difficulties in the operation of our systems, we could be unable to deliver banner advertisements and sponsorships through our site. Any extended failure of, or material difficulties encountered in connection with, our advertising management system may expose the company to further "make good " obligations with our advertisers, which, by displacing salable advertising inventory, among other consequences, would reduce revenues and could have a material adverse effect on our business, results of operations and financial condition.

THE INCREASED USE BY CONSUMERS OF SOFTWARE PROGRAMS WHICH REMOVE ADVERTISING FROM THEIR DESKTOPS COULD HAVE AN ADVERSE AFFECT ON OUR ADVERTISING REVENUES.

     "Filter" software programs that limit or remove advertising from an Internet user's desktop are available to consumers. Widespread adoption or increased use of such software by users or the adoption of such software by certain Internet access providers could have a material adverse effect upon the viability of advertising on the Internet and, as we rely significantly on advertising revenues, on our business, results of operations and financial condition.

POTENTIAL FLUCTUATIONS IN OUR OPERATING RESULTS AND QUARTERLY FLUCTUATIONS MAY ADVERSELY AFFECT OUR TRADING PRICE.

     Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. See "Our Limited Operating..." and "Our Recent Revenue Growth...". As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or acquisitions that could have a material short-term or long-term adverse effect on our business, results of operations and financial condition. See "If our efforts to achieve a strong brand identity..."

     We derive a significant portion of our revenues from the sale of advertising under short-term contracts, averaging one to three months in length. As a result, our quarterly revenues and operating results are, to a significant extent, dependent on advertising revenues from contracts entered into within the quarter, and on our ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. See "We rely significantly on advertising revenues..."; "A majority of our advertising contracts..."; "If the advertisers' guaranteed minimum view run times...".

     The foregoing factors, in some future quarters, may lead our operating results to fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be materially and adversely affected.

WE ARE CONTROLLED BY OUR OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH THEM.

     In the aggregate, ownership of our shares by management represents approximately 46% of our issued and outstanding shares of common stock. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combinations transactions.

OUR FUTURE PERFORMANCE IS DEPENDENT ON KEY PERSONNEL.

     Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends on the continued efforts of our senior management team, especially our Chief Executive Officer, Marcus New and our President, Leslie Landes. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on our business, results of operations and financial condition. Although several senior management personnel have a substantial share and/or stock options interests, with the exception of our President Leslie Landes, we do not have employment agreements in place with our senior management or employees.

     Our future success also depends on our continuing ability to retain and attract highly qualified technical, editorial and managerial personnel. We anticipate that the number of our employees will increase significantly in the next 12 months. Wages for managerial and technical employees are increasing and are expected to continue to increase in the foreseeable future due to the competitive nature of this job market. There can be no assurance that we will be able to retain our key managerial and technical personnel or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. We have experienced difficulty from time to time in attracting the personnel necessary to support the growth of our business, and there can be no assurance that we will not experience similar difficulty in the future. The inability to attract and retain the technical and managerial personnel necessary to support the growth of our business, due to, among other things, a large increase in the wages demanded by such personnel, could have a material adverse effect upon our business, results of operations and financial condition.

A MAJORITY OF OUR SENIOR MANAGEMENT IS INEXPERIENCED IN MANAGING A PUBLIC
COMPANY.

     Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage our potential growth, we must continue to implement and improve our operational and financial systems, and must expand, train and manage our employee base. Furthermore, the members of our current senior management (other than the President) have not had any previous experience managing a public company or a large operating company. There can be no assurance that we will be able to effectively manage the expansion of our operations, that our systems, procedures or controls will be adequate to support our operations or that our management will be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth effectively could have a material adverse effect on our business, results of operations and financial condition.

WE MUST ENHANCE AND DEVELOP WWW.SMALLCAPCENTER.COM TO REMAIN COMPETITIVE.

     To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of www.smallcapcenter.com and develop other products and services. Enhancements of or improvements to the Web site may contain undetected programming errors that require significant design modifications, resulting in a loss of customer confidence and user support and a decrease in the value of our brand name recognition.

     We plan to develop and introduce new features and functions, such as increased capabilities for user personalization and interactivity. This will require the development or licensing of increasingly complex technologies. There can be no assurance that we will be successful in developing or introducing such features and functions or that such features and functions will achieve market acceptance or enhance our brand name recognition. Any failure to effectively develop and introduce new features and functions, or the failure of such new features and functions to achieve market acceptance, could have a material adverse effect on our business, results of operations and financial condition.

     We also plan to develop and introduce new products and services. There can be no assurance that we will be successful in developing or introducing such products and services or that such products and services will achieve market acceptance or enhance our brand name recognition. Any failure on our part to effectively develop and introduce these products and services, or the failure of such products and services to achieve market acceptance, could have a material adverse effect on our business, results of operations and financial condition.

THE INTERNET INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE WHICH MAY AFFECT OUR ABILITY TO RESPOND TO THE EVOLVING DEMANDS OF OUR MARKET PLACE.

     The market for Internet products and services is characterized by rapid technological developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will depend in significant part on its ability to continually improve the performance, features and reliability of the site in response to both evolving demands of the marketplace and competitive product and service offerings, and there can be no assurance that we will be successful in doing so. In addition, the widespread adoption of developing multimedia enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could adversely affect our business, results of operations and financial condition.

WE MAY BE UNABLE TO ACCOMMODATE INCREASED CONSUMER TRAFFIC ON OUR WEB SITE, WHICH WOULD LIMIT OUR ABILITY TO INCREASE ADVERTISING SALES AND ACHIEVE MARKET ACCEPTANCE.

     A key element of our strategy is to generate a high volume of user traffic. Our ability to attract advertisers and to achieve market acceptance of our products and services, and our reputation, depend significantly upon our performance and our network infrastructure (including our servers, hardware and software). Any system failure that causes interruption or slower response time of our products and services could result in less traffic to the Web site and, if sustained or repeated, could reduce the attractiveness of our products and services to advertisers and licensees. An increase in the volume of user traffic could strain the capacity of our technical infrastructure, which could lead to slower response time or system failures, and could adversely affect the delivery of the number of impressions that are owed to advertisers and thus our advertising revenues. In addition, as the number of users of www.smallcapcenter.com increase, there can be no assurance that our technical infrastructure will be able to grow accordingly, and we face risks related to our ability to scale up to the expected viewer levels while maintaining superior performance. Any failure of our server and networking systems to handle current or higher volumes of traffic would have a material adverse effect on our business, results of operations and financial condition.

WE MAY SUFFER SYSTEM FAILURES ON OUR WEB SITE WHICH COULD RESULT IN NEGATIVE PUBLICITY, REDUCE VOLUME OF OUR ADVERTISING SALES AND ADVERSELY AFFECT OUR MARKET ACCEPTANCE.

     We are also dependent upon third parties to provide potential users with Web browsers and Internet and online services necessary for access to the site. In the past, users have occasionally experienced difficulties with Internet and online services due to system failures, including failures unrelated to our systems. Any disruption in Internet access provided by third parties could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we are dependent on hardware and software suppliers for prompt delivery, installation and service of equipment used to deliver our products and services.

     Our operations are dependent in part upon our ability to protect our operating systems against damage from human error, fire, floods, power loss, telecommunications failures, break-ins and similar events. We do not presently have redundant, multiple-site capacity in the event of any such occurrence. Our servers are also vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. The occurrence of any of these events could result in the interruption, delay or cessation of service, which could have a material adverse effect on our business, results of operations and financial condition. In addition, our reputation and the smallcapcenter.com brand could be materially and adversely affected.

THERE ARE SECURITY RISKS TO OUR NETWORK.

     Experienced programmers ("hackers") have attempted on occasion to penetrate our network security. We expect that these attempts, some of which have succeeded, will continue to occur from time to time. Because a hacker who is able to penetrate our network security could misappropriate proprietary information or cause interruptions in our products and services or do other damage, we may be required to expend significant capital and resources to protect against or to alleviate problems caused by such parties. Additionally, we may not have a timely remedy against a hacker who is able to penetrate our network security. Such purposeful security breaches could have a material adverse effect on our business, results of operations and financial condition. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to a material risk of loss or litigation and possible liability.

     In offering certain payment services for some products and services, we could become increasingly reliant on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. Advances in computer capabilities, discoveries in the field of cryptography and other discoveries, events, or developments could lead to a compromise or breach of the algorithms that our licensed encryption and authentication technology used to protect such confidential information. If such a compromise or breach of our licensed encryption authentication technology occurs, it could have a material adverse effect on our business, results of operations and financial condition. We may be required to expend significant capital and resources and engage the services of third parties to protect against the threat of such security, encryption and authentication technology breaches or to alleviate problems caused by such breaches. Concerns over the security of Internet transactions and the privacy of users may also inhibit the growth of the Internet generally, particularly as a means of conducting commercial transactions.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE
COMPETITORS.

     The market for viewers, corporate subscribers and Internet advertising is new and rapidly evolving, and competition for viewers and advertisers, as well as competition in the news and information dissemination market, is intense and is expected to increase significantly. Barriers to entry are relatively insubstantial and we may face competitive pressures from many additional companies both in the United States, Canada and abroad.

     We believe that the principal competitive factors for companies seeking to create Communities on the Internet are critical mass (i.e., depth of content and range of features of interest to viewers), functionality of the Web site, brand recognition, viewer affinity and loyalty, broad demographic focus and open access for visitors. In the future, Internet Communities may be developed or acquired by companies currently operating other Communities or by Web directories, search engines, shareware archives and content sites, and by commercial online service providers, Internet Service Providers and other entities, certain of which may have more resources than us. We compete for users and advertisers with other content providers and with thousands of Web sites operated by individuals, the government and educational institutions. In addition, we could face competition in the future from traditional media companies, such as newspaper, magazine, television and radio companies, a number of which, including The Walt Disney Company, CBS Corporation and The National Broadcasting Company, have recently made significant acquisitions of or investments in Internet companies.

     We believe that the principal competitive factors in attracting advertisers include the amount of traffic on our Web site, brand recognition, customer service, the demographics of the Community's members and users, our ability to offer targeted audiences and the overall cost effectiveness of the advertising medium offered by us. We believe that the number of Internet companies relying on Internet-based advertising revenue, as well as the number of advertisers on the Internet and the number of users, will increase substantially in the future. Accordingly, we will likely face increased competition, resulting in increased pricing pressures on its advertising rates, which could have a material adverse effect on us.

     Many of our existing and potential competitors, including companies operating Web directories and search engines, and traditional media companies, have longer operating histories in the Internet market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than ours. Such competitors may be able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, e-commerce companies, advertisers and third-party content providers. Furthermore, our existing and potential competitors may develop Communities that are equal or superior in quality to, or that achieve greater market acceptance than, www.smallcapcenter.com. There can be no assurance that we will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

     Additionally, the Internet information market is new and rapidly evolving, and competition among information providers is expected to increase significantly. There can be no assurance that Web sites maintained by our existing and potential competitors will not be perceived by advertisers as being more desirable for placement of advertisements than smallcapcenter.com. In addition, many of our current advertising customers and some of its corporate clients have established relationships with certain of our existing or potential competitors. There can be no assurance that we will be able to retain or grow our viewer base, traffic levels and advertising customer base at historical levels, or that competitors will not experience better retention or greater growth in these areas than us. Accordingly, there can be no assurance that any of our advertising customers or corporate client companies will not sever or will elect not to renew their agreements with us, the result of which could have a material adverse effect on our business, results of operations and financial condition.

WE HAVE A STRONG DEPENDENCE ON RELATIONSHIPS WITH SUPPLIERS AND CARRIERS. IF THESE RELATIONSHIPS ARE NOT MAINTAINED, OUR BUSINESS AND FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED.

     We are and will continue to be significantly dependent on a number of third-party relationships to increase traffic on www.smallcapcenter.com and thereby generate advertising revenues, maintain the current level of service and variety of content for our viewers, and meet future milestones. We are also dependent on other Web site operators that provide links to smallcapcenter.com.

     Most of our arrangements with third-party Internet sites and other third-party service providers do not require future minimum commitments to use our services or to provide access or links to our services or products, are not exclusive and are short-term or may be terminated at the convenience of the other party. Moreover, we do not have agreements with the majority of other Web site operators that provide links to smallcapcenter.com, and such Web site operators may terminate such links at any time without notice to us. There can be no assurance that third parties regard their relationship with us as important to their own respective businesses and operations, that they will not reassess their commitment to us at any time in the future or that they will not develop their own competitive services or products.

     There can be no assurance that we will be able to maintain relationships with third parties that supply us with software or products that are crucial to our success, or that such software or products will be able to sustain any third-party claims or rights against their use. Furthermore, there can be no assurance that the software, services or products of those companies that provide access or links to our services or products will achieve market acceptance or commercial success. Failure of one of these third parties could have a material adverse effect on our business, results of operations and financial condition. In particular, the elimination of a pre- installed bookmark on a Web browser that directs traffic to our Web site could significantly reduce traffic on our Web site, which would have a material adverse effect on our business, results of operations and financial condition.

     Additional financing will be required by us as we expect negative operating cash flow for the next fiscal year. Such financing if obtained by us will result in the issuance of additional securities and may not be available on terms favorable to us.

     We expect that we will continue to experience negative operating cash flow for the foreseeable future as a result of significant spending on advertising and infrastructure. Accordingly, we will need to raise additional funds in a timely manner in order to fund our anticipated expansion and new enhanced services or products, respond to competitive pressures or acquire complementary products, businesses or technologies. Additional funds will have to be raised through the issuance of equity or convertible debt securities, the percentage ownership of our current shareholders will be reduced, shareholders will experience additional dilution and such securities may have rights, preferences or privileges senior to those of the holders of the common stock. We do not have any contractual restrictions on our ability to incur debt and, accordingly, we could incur significant amounts of indebtedness to finance our operations. Any such indebtedness could contain covenants, which would restrict our operations. There can be no assurance that additional financing if and when needed will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, it would have a material adverse effect on our ability to fund our expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures.

FUTURE ACQUISITIONS OF OTHER BUSINESS ENTITIES BY US WOULD ENTAIL NUMEROUS RISKS AND UNCERTAINTIES WHICH COULD HAVE AN ADVERSE AFFECT ON OUR OPERATIONS AND FINANCIAL CONDITION.

     As part of our business strategy, we expect to review acquisition prospects that would complement our existing business, augment the distribution of our Community or enhance our technological capabilities. Future acquisitions by us could result in potentially dilutive issuance's of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our business, results of operations and financial condition.

     Furthermore, acquisitions entail numerous risks and uncertainties, including difficulties in the assimilation of operations, personnel, technologies, products and information systems of the acquired companies, the diversion of management's attention from other business concerns, the risks of entering geographic and business markets in which we have no or limited prior experience and the potential loss of key employees of acquired organizations.

     We have not made any acquisitions in the past. No assurance can be given as to our ability to successfully integrate any businesses, products, technologies or personnel that might be acquired in the future, and our failure to do so could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT THE INTELLECTUAL PROPERTY RIGHTS UPON WHICH OUR BUSINESS RELIES, WHICH COULD HARM OUR COMPETITIVENESS AND CAUSE CUSTOMER CONFUSION.

     We regard substantial elements of our Web site and underlying technology as proprietary and attempt to protect them by relying on intellectual property laws, including trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. We also generally enter into confidentiality agreements with our employees and consultants and in connection with our license agreements with third parties. We seek to control access to and distribution of our technology, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. We are pursuing the registration of our trademarks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information is difficult.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving, and no assurance can be given as to the future viability or value of any of our proprietary rights. There can be no assurance that the steps taken by us will prevent misappropriation or infringement of our proprietary information, which could have a material adverse effect on our business, results of operations and financial condition.

     Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention. Furthermore, there can be no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us, including claims that by directly or indirectly providing hyperlink text links to Web sites operated by third parties, we have infringed upon the proprietary rights of other third parties. Moreover, from time to time, we may be subject to claims of alleged infringement by us of the trademarks, service marks and other intellectual property rights of third parties. Such claims and any resultant litigation, should it occur, might subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and could have a material adverse effect on our business, results of operations and financial condition.

     We currently license from third parties certain technologies incorporated into www.smallcapcenter.com. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. There can be no assurance that these third-party technology licenses will continue to be available to us on commercially reasonable terms, if at all. Additionally, there can be no assurance that the third parties from which we currently license our technology will be able to defend their proprietary rights successfully against claims of infringement. As a result, any inability on our part to obtain any of these technology licenses could result in delays or reductions in the introduction of new services or could adversely affect the performance of our existing services until equivalent technology can be identified, licensed and integrated.

IT IS UNCLEAR HOW ANY EXISTING AND FUTURE LAWS ENACTED WILL BE APPLIED TO THE INTERNET INDUSTRY AND WHAT EFFECT SUCH LAWS WILL HAVE ON US.

     A number of legislative and regulatory proposals under consideration by federal, state, provincial, local and foreign governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including, but not limited to, online content, user privacy, taxation, access charges, liability for third-party activities and jurisdiction. Additionally, it is uncertain how existing laws will be applied by the judiciary to the Internet. The adoption of new laws or the application of existing laws may decrease the growth in the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, results of operations and financial condition.

     There can be no assurance that the United States, Canada or foreign nations will enact legislation or seek to enforce existing laws prohibiting or restricting certain content from the Internet. Prohibition and restriction of Internet content could dampen the growth of Internet use, decrease the acceptance of the Internet as a communications and commercial medium, expose us to liability, and/or require substantial modification of smallcapcenter.com, and thereby have a material adverse effect on our business, results of operations and financial condition.

     Internet user privacy has become an issue both in the United States, Canada and abroad. We cannot predict the exact form of the regulations that the Federal Trade Commission may adopt. There can be no assurance that the United States, Canada or foreign nations will not adopt additional legislation purporting to protect such privacy. Any such action could affect the way in which we are allowed to conduct our business, especially those aspects that involve the collection or use of personal information, and could have a material adverse effect on our business, results of operations and financial condition.

     The tax treatment of the Internet and e-commerce is currently unsettled. A number of proposals have been made at the federal, state, provincial and local level and by certain foreign governments that could impose taxes on the sale of goods and services and certain other Internet activities. Recently, the Internet Tax Freedom Act was signed into law, placing a three-year moratorium on new state and local taxes on certain aspects of Internet commerce. However, there can be no assurance that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of e-commerce and as a result have a material adverse effect on our business, results of operations and financial condition.

     Certain local telephone carriers have asserted that the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure, and that many areas with high Internet use have begun to experience interruptions in telephone service. These carriers have petitioned the Federal Communications Commission (the "FCC") to impose access fees on internet service providers and on-line service providers. If such access fees are imposed, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet, which could in turn decrease demand for our services or increase our cost of doing business, and thus have a material adverse effect on our business, results of operations and financial condition.

     Although our servers are located in the Province of British Columbia, the governments of other provinces, states and foreign countries might attempt to take action against us for violations of their laws. There can be no assurance that violations of such laws will not be alleged or charged by provincial, state or foreign governments and that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing could have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE EXPOSED TO LIABILITY FOR INFORMATION RETRIEVED FROM OR TRANSMITTED OVER OUR WEB SITE OR FOR PRODUCTS SOLD OVER OUR WEB SITE.

     Because materials may be downloaded by the online or Internet services operated or facilitated by us or the Internet access providers with which we have relationships and that material may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such claims have been brought against providers of online services in the past. Such claims could be material in the future.

In addition, the increased attention focused upon liability issues and legislative proposals could materially impact the overall growth of Internet use.

     We could also be exposed to liability with respect to third-party information that may be accessible through our Web site, or through content and materials that may be posted by viewers on discussion forums offered by us. Such claims might include, among others, that, by directly or indirectly providing hyperlink text links to Web site operated by third parties or by providing discussion forums for viewers, we are liable for copyright or trademark infringement or other wrongful actions by such third parties through such Web site. It is also possible that, if any third-party content information provided on our Web site contains errors, third parties could make claims against us for losses incurred in reliance on such information.

     We offer e-mail service, which is provided by a third party. See "We have a strong dependence on...". Such service may expose us to potential risk, such as liabilities or claims resulting from unsolicited e-mail ("spamming"), lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service.

     We also enter into agreements with advertisers and commerce partners under which we are entitled to receive a commission or share of any revenue from the purchase of goods and services through direct links from our Web site. Such arrangements may expose us to additional legal risks and uncertainties, including pursuant to regulation by local, provincial, state, federal and foreign authorities and potential liabilities to consumers of such products and services, even if we do not ourselves provide such products or services. There can be no assurance that any indemnification provided to us in our agreements with these parties, if available, will be adequate.

     Even to the extent such claims do not result in liability to us, we could incur significant costs in investigating and defending against such claims. The imposition on us of potential liability for information carried on or disseminated through our systems could require us to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of our services to members and users.

     Our general liability insurance may not cover all potential claims to which we are exposed or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our business, results of operations and financial condition.

OUR STRATEGY TO COMMENCE INTERNATIONAL OPERATIONS AND OTHER EXPANSIONS EXPOSES US TO SEVERAL RISKS THAT COULD HAVE AN ADVERSE AFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     A part of our strategy is to expand our sales offices network throughout the United States, Canada and international markets. There can be no assurance that our products or services will become widely accepted for corporate clients, advertising in the U.S., Canada or any international markets. In addition, we expect that the success of any additional foreign operations we initiate in the future will also be dependent upon local service providers and/or partners. If revenues from international ventures are not adequate to cover the investments in such activities, our business, results of operations and financial condition could be materially and adversely affected. We may experience difficulty in managing international operations as a result of difficulty in locating effective foreign service providers and/or partners, competition, technical problems, local laws and regulations, distance and language and cultural differences, and there can be no assurance that we or our international partners will be able to successfully market and operate in foreign markets. We also believe that, in light of substantial anticipated competition, it will be necessary to aggressively market our products and services into the United States and international markets in order to effectively obtain market share, and there can be no assurance that we will be able to do so. There are certain risks inherent in doing business on an international level, such as unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, fluctuations in currency exchange rates, longer payment cycles in general, problems in collecting accounts receivable, difficulty in enforcing contracts, political and economic instability, seasonal reductions in business activity in certain other parts of the world and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have a material adverse effect on our future international operations and, consequently, on our business, results of operations and financial condition.

YEAR 2000 ISSUES MAY MATERIALLY AFFECT OUR BUSINESS.

     The Year 2000 issue is the potential for system and processing failures of date-related data and the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

     We may be affected by Year 2000 issues related to non-compliant information technology systems or non-information technology systems operated by us or by third parties. We have substantially completed assessment of our internal and external (third party) information technology systems and non-information technology systems. At this point in our assessment, we are not currently aware of any Year 2000 problems relating to systems operated by us or by third parties that would have a material effect on our business, results of operations or financial condition, without taking into account our efforts to avoid such problems. Based on our assessment to date, we do not anticipate that costs associated with remediating our non-compliant information technology systems or non-information technology systems will be material, although there can be no assurance to such effect.

     To the extent that our assessment is finalized without identifying any additional material non-compliant information technology systems operated by us or by third parties, the most reasonably likely worst case Year 2000 scenario is the failure of one or more of our vendors of hardware or software or one or more providers of non-information technology systems to us to properly identify any Year 2000 compliance issues. We believe that the primary business risks, in the event of such failure, would include, but not be limited to, lost advertising revenues, increased operating costs, loss of customers or persons accessing our Web site, or other business interruptions of a material nature, as well as claims of is management, misrepresentation, or breach of contract, any of which could have a material adverse effect on our business, results of operations and financial condition.

ANY SIGNIFICANT DETERIORATION IN THE GENERAL ECONOMIC CONDITIONS WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, RESULT OF OPERATIONS OR FINANCIAL CONDITION.

     Time spent on the Internet by individuals, purchases of new computers and purchases of membership subscriptions to Internet sites are typically discretionary for consumers and may be particularly affected by adverse trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to discretionary consumer spending, including economic conditions (and perceptions of such conditions by consumers) affecting disposable consumer income such as employment, wages and salaries, business conditions, interest rates, availability of credit and taxation, for the economy as a whole and in regional and local markets where we operate. There can be no assurance that consumer spending will not be adversely affected by general economic conditions, which could negatively impact our results of operations or financial condition. Any significant deterioration in general economic conditions or increases in interest rates may inhibit consumers' use of credit and cause a material adverse effect on our revenues and profitability. In addition, our business strategy relies on advertising by and agreements with other Internet companies. Any significant deterioration in general economic conditions that adversely affected these companies could also have a material adverse effect on our business, results of operations and financial condition.

IF THE TRADING PRICE OF OUR COMMON STOCK REMAINS VOLATILE, THE LONG-TERM TRADING PRICE MAY BE ADVERSELY AFFECTED REGARDLESS OF OUR PERFORMANCE AND A CLASS ACTION LITIGATION MAY BE INSTITUTED AGAINST US WHICH WOULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     The trading price of our common stock has been volatile and may continue to be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products and services by us or our competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to ours and other events or factors. In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of such companies. These broad market and industry fluctuations may adversely affect the trading price of our common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such company. Such litigation, if instituted, whether or not successful, could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, results of operations and financial condition.

THE VALUE AND TRANSFERABILITY OF OUR SHARES MAY BE ADVERSELY IMPACTED BY THE LIMITED TRADING MARKET FOR OUR SHARES, THE PENNY STOCK RULES AND FUTURES SHARE ISSUANCE. THERE IS A LIMITED MARKET FOR OUR COMMON STOCK.

     No assurance can be given that a market for our common stock will be sustained or that the common stock will continue to be quoted on the NASD's Over the Counter Bulletin Board.

THE SALE OR TRANSFER OF OUR COMMON STOCK BY SHAREHOLDERS MAY BE SUBJECT TO THE SO-CALLED "PENNY STOCK RULES."

     Under Rule 15g-9 of the Exchange Act, a broker or dealer may not sell a "penny stock" (as defined in Rule 3a51-1) to or effect the purchase of a penny stock by any person unless:

     (a) such sale or purchase is exempt from Rule 15g-9;

     (b) prior to the transaction the broker or dealer has (1) approved the person's account for transaction in penny stocks in accordance with Rule 15g-9, and (2) received from the person a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased; and

     (c) the purchaser has been provided an appropriate disclosure statement as to penny stock investment.

     The Securities and Exchange Commission adopted regulations that generally define a penny stock to be any equity security other than a security excluded from such definition by Rule 3a51-1. Such exemptions include, but are not limited to (1) an equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operations for at least three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average revenue of at least $6,000,000 for the preceding three years; (2) except for purposes of Section 7(b) of the Exchange Act and Rule 419, any security that has a price of

$5.00 or more; and (3) a security that is authorized or approved for authorization upon notice of issuance for quotation on the NASDAQ Stock Market, Inc.'s Automated Quotation System. It is likely that shares of common stock, assuming a market were to develop therefore, will be subject to the regulations on penny stocks; consequently, the market liquidity for the common stock may be adversely affected by such regulations limiting the ability of broker/dealers to sell our common stock and the ability of shareholders to sell their securities in the secondary market.

     Moreover, our shares may only be sold or transferred by our shareholders in those jurisdictions in which an exemption for such "secondary trading" exists or in which the shares may have been registered.

WE HAVE NOT DECLARED ANY DIVIDENDS SINCE INCEPTION, AND HAVE NO PRESENT INTENTION OF PAYING ANY CASH DIVIDENDS ON OUR COMMON STOCK IN THE FORSEEABLE FUTURE. THE PAYMENT BY US OF DIVIDENDS, IF ANY, IN THE FUTURE, RESTS WITH THE DISCRETION OF OUR BOARD OF DIRECTORS AND WILL DEPEND, AMONG OTHER THINGS, UPON OUR EARNINGS, OUR CAPITAL REQUIREMENTS AND OUR FINANCIAL CONDITION, AS WELL AS OTHER RELEVANT FACTORS.

IF ISSUED, THE SHARES RESERVED FOR FUTURE ISSUANCE WILL CAUSE THE CURRENT SHAREHOLDERS TO SUFFER AN EQUITY DILUTION.

     In addition to the shares being offered by this prospectus, we have reserved, 2,000,000 shares of common stock for issuance upon the exercise of non-qualified stock options. The total amount of shares covered by this prospectus plus the shares reserved for such options, would represent 91.4% of the number of our outstanding shares on the date of this prospectus (taking into account that we are registering 200% of the number of shares that could be obtained by certain of the selling shareholders if their notes were fully convertible on the date of this prospectus). Furthermore, we may enter into commitments in the future which would require the issuance of additional shares and may grant additional stock options or warrants. Issuance of additional shares would be subject to certain regulatory approvals and compliance with applicable securities legislation. We currently have no plans to issue preferred shares and no plans to issue additional shares other than for the purposes of raising funds for general working capital requirements which issuance would be subject to regulatory approval.

POTENTIAL FUTURE 144 SALES MAY IMPACT THE VALUE OF OUR STOCK.

     As of April 28, 2000, of the shares of our common stock authorized, there were issued and outstanding 8,195,000 of which 5,000,000 are "restricted shares" as that term is defined under the Securities Act, and may be sold in compliance with Rule 144 of the Securities Act, or pursuant to a Registration Statement filed under the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of 1 year may sell those securities in unsolicited brokerage transactions or in transactions with a market maker, in an amount equal to the greater of (i) 1% of our outstanding common stock or (ii) the average weekly trading volume for the four week period prior to the proposed date of sale, every 3 months. Additionally, Rule 144 requires that an issuer of securities make available adequate current public information with respect to the issuer. Such information is deemed available if the issuer satisfies the reporting requirements of Sections 13 or 15(d) of the Exchange Act and of Rule15c2-11 thereunder. Rule 144 also permits, under certain circumstances, that sale of shares by a person who is not an affiliate (and has not been an affiliate for the 90 day period preceding the proposed sale) of the company and who has satisfied a 2 year holding period without any quantity limitation and whether or not there is adequate current public information available.

THE POSSIBLE ISSUANCE OF ADDITIONAL SHARES MAY IMPACT THE VALUE OF OUR STOCK.

     Our Articles of Incorporation authorize the issuance of up to 75,000,000 shares of common stock. It is our intention to issue more shares. Sales of substantial amounts of common stock (including shares issuable upon the exercise of stock options, the conversion of the notes and the exercise of the warrants), or the perception that such sales could occur, could materially adversely affect prevailing market prices for the common stock and our ability to raise equity capital in the future.

     CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains "forward-looking statements." In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms and other comparable terminology.

     These forward-looking statements include, without limitation, statements about:

     -    our market opportunity;

     -    our strategies;

     -    competition;

     - expected activities and expenditures as we pursue our business plan, and

     -    the adequacy of our available cash resources.

     These statements appear in a number of places in this report and include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations, (ii) the Company's business and growth strategies, (iii) the Internet and Internet commerce and (iv) the Company's financing plans. Although we believe that the expectations reflected in the forward-looking statement are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

     The accompanying information contained in this prospectus, including, without limitation, the information set forth under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" identify important factors that could adversely affect actual results and performance. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.

                                 USE OF PROCEEDS

     Other than the proceeds from the exercise of the warrants, none of the proceeds from the sale of the common stock offered by this prospectus will be received by us. The holders of the warrants are not obligated to exercise their warrants, and there can be no assurance that we will receive any additional proceeds. If, however, all the warrants are exercised, the gross proceeds to us would be $899,999. We currently intend to use the proceeds for working capital and general corporate purposes.

     Pending these uses, the net proceeds will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock has been quoted for trading on the OTC BB since March 17, 1999. Accordingly, there has been a limited public market for our common stock. The following table sets forth high and low bid prices for the common stock for the periods ending March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999 and March 31, 2000. These prices represent quotations between dealers without adjustment for retail markup, markdown or commission and may not represent actual transactions.

Quarter Ending:                             High           Low           Volume
March 31, 1999                            $ 10.25        $  6.00       3,339,000
June 30, 1999                             $  9.00        $ 3.125       4,859,200
September 30, 1999                        $  5.00        $ 2.125       3,297,500
December 31, 1999                         $ 3.625        $ 1.312       1,927,700
March 31, 2000                            $ 5.031        $ 1.562       2,623,600

     On April 28, 2000, Stockgroup.com had 32 registered shareholders owning 8,195,000 shares.

     We have not declared, and do not foresee declaring, any dividends now or into the foreseeable future.

     We have reserved, as of April 28, 2000, 2,000,000 shares of common stock for issuance upon the exercise of non-qualified stock options.

                             SELECTED FINANCIAL DATA

     Set forth below are summary statements of operations data for the three months ended March 31, 2000 and 1999, and the years ended December 31, 1999 and December 31, 1998, and summary balance sheet data as of March 31, 2000 and 1999, and December 31, 1999 and 1998. This information should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this prospectus.


                                                  Three Months Ended                     For the Years ended
                                                       March 31                              December 31,
                                               2000                1999                1999                1998
                                            ----------          ----------           ---------          ----------
STATEMENT OF OPERATIONS DATA:

REVENUE
Revenues                                     1,241,207             179,194           1,920,052             857,591
Cost of revenues                               397,066              60,392           1,208,033             172,343
                                            ----------          ----------          ----------          ----------
Gross profit                                   844,141             118,802             712,019             685,248
                                            ----------          ----------          ----------          ----------
EXPENSES
Sales and marketing                          1,182,636              55,708           2,454,473             265,840
Product development                            161,639              30,955             415,108             117,453
General and administrative                     873,424             669,532           2,209,192             443,201
                                            ----------          ----------          ----------          ----------
Total expenses                               2,217,699             756,195           5,078,773             826,494
                                            ----------          ----------          ----------          ----------
Loss from operations                        (1,373,557)           (637,393)         (4,366,754)           (141,246)
Interest income                                 16,989                  --             123,260                  --
Other income (expense)                             554                 232                 961             (42,845)
                                            ----------          ----------          ----------          ----------
Loss before income taxes                    (1,356,014)           (637,161)         (4,242,533)           (184,091)
Income tax provision (recovery)                     --                  --                  --             (34,802)
                                            ----------          ----------          ----------          ----------
Net loss                                    (1,356,014)           (637,161)         (4,242,533)           (149,289)
                                            ----------          ----------          ----------          ----------
Basic and diluted loss per share                 (0.17)              (0.15)              (0.60)              (0.04)

BALANCE SHEET DATA:

Total assets                                 2,999,838             508,852           3,873,556             213,576
Total liabilities                            1,556,518             270,650           1,110,507             230,657
Total shareholders' equity                   1,443,321             238,201           2,763,049             (17,081)


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of Stockgroup.com should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

     Stockgroup.com Holdings, Inc. was incorporated under the laws of Colorado on December 6, 1994 under the name I-Tech Holdings Group, Inc., a United States non-operating company registered on the NASD OTC Bulletin Board. The financial statements and supporting information in this prospectus refer to Stockgroup.com but are a continuation of the financial statements of Stock Research Group, Inc., a British Columbia corporation which was incorporated on May 4, 1995. On March 11, 1999, pursuant to a reverse acquisition, Stock Research Group acquired the net assets of I-Tech. This transaction is considered a recapitalization of Stock Research Group for accounting purposes and an acquisition of Stockgroup.com by Stock Research Group. Accordingly, the transaction has been accounted for as a purchase of the net assets of Stockgroup.com by Stock Research Group, however Stockgroup.com continues as the legal parent. Prior to the reverse acquisition, between 1995 and 1999, Stock Research Group had carried on active operations based on the business model described below.

FOR THE THREE MONTHS ENDED MARCH 31, 2000 AND 1999

Results of Operations


     The Company incurred a net loss of USD$(1,356,015) for quarter ended March 31, 2000. This compared with a net loss of USD$(637,161) for the first quarter of 1999. These losses are a function of implementation of the Company's strategic plans and had been anticipated.

Revenue

     During the first quarter, the Company generated revenues of $1,241,207 which represents a 593% increase over the $179,194 generated in the quarter ended March 31, 1999. The growth in revenues was primarily due to major Website development projects in Singapore and Texas, higher sales of Internet marketing services to corporations, and increased advertising sales. The Company also significantly increased its sales force from 5 in quarter one 1999 to 15 in quarter one 2000. Growth in sales staff was spread across all offices.

Expenses

     Sales and marketing expenses increased from $55,708 in the first quarter of 1999 to $1,182,636 in the same period in 2000. The factors which contributed to this increase are increased advertising purchases and an increase in sales staff. During the period there were also several large advertising purchases. Advertising purchases were for the purpose of establishing brand in the marketplace and are expected to have long term residual effects. The size of the staff, particularly in sales, increased significantly quarter over quarter in line with our strategic plans to position the company for future growth. The additional cost of this staff is reflected in the increased expense numbers.

     General and administrative expenses increased from $669,532 in quarter one 1999 to $873,424 over the first quarter of 2000. Items accounting for a majority of the increases in general and administrative included legal expenses, higher office rent expenses due to an expansion of our branch network, increased staffing costs, costs related to temporary data entry staff used for site development, and travel.

FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

Results of Operations

     The year ended December 31, 1999, was the most significant period of growth and development in our history. During the year, we expanded the scope of our news division by hiring 10 professional journalists, including our Editor in Chief, David Andelman. During 1999 we also expanded our productive capacity and developed and launched www.smallcapcenter.com, our state of the art Web site dedicated to serving the needs of small cap investors. This project required a significant investment of resources and, along with other initiatives, resulted in the addition of 31 new staff to our programming and design teams. The launch of www.smallcapcenter.com also included the creation of our advertising image based on the slogan: `Where to find the next big thing'. The accompanying ad campaign included commercials on media such as CNBC and print ads in The Wall Street Journal, U.S. News and World Report and other major publications.

     During the year, we also expanded our news bureau/sales office branch network through the addition of offices in San Francisco and New York. Supporting financing for our strategic plan was raised through private placements with aggregate cash proceeds of $5.4 million which were completed after March 11, 1999.

Revenue

     The year ended December 31, 1999, was a year of record revenue for Stockgroup.com. During that year we generated revenues of $1,920,052 versus $857,591 for the year ended December 31, 1998. This represents a 123% increase in year over year revenue.

     A substantial part of growth in revenues was due to an increase in Advertising and Media Services sales, which saw year over year growth of 393%. Web site Design and Development also saw gains, with an increase of 61%, and Web site Maintenance and Marketing saw a decrease of (12)%. Over the course of 1999 growth in Web site services overall was impacted by resources applied to the development of our new enterprise financial news media Web site www.smallcapcenter.com. In 2000, however, the programming and design capacity we built up to complete the development of www.smallcapcenter.com are being re-deployed to revenue generating projects and should enhance our ability to expand sales.

     We are seeking to increase revenues in 2000 based on implementation of our strategic plan. As of year end 1999 we have hired Tim Bush, a 17 year veteran sales professional, as our Vice President of Sales. Mr. Bush comes to Stockgroup.com from Ingram Micro Inc., one of the world's largest wholesale providers of technology products and services, where he was the Regional Sales Director. During his three-year tenure at Ingram Micro Inc., Mr. Bush's team averaged over 30% sales growth per year with sales in excess of CDN$400 million in his final year. Mr. Bush's immediate mandate is to expand our sales staff and increase sales in New York, San Francisco, Vancouver and other North American markets.

     In the first quarter of 2000 we introduced our subscription news service product through www.smallcapcenter.com and we are continuing to increase our base of journalists to support this product. In January, we also introduced a new product named InvestorMarketPlace, which is a Web site that profiles public companies, and which we believe is generating strong demand from our clients.

Operating Expenses

     The development and launch of www.smallcapcenter.com had a major bearing on the operating expenses that we incurred during 1999. Cost of Revenues, which includes items such as data feed costs, Internet connectivity costs, some of the costs of our design team and third party advertising costs for advertising purchased on behalf of clients, increased from $172,343 in 1998 to $1,208,033 in 1999, representing an increase of 601%. These costs are required to maintain the infrastructure which support the delivery of financial information services on the Internet. In 1997 cost of revenues was $137,447.

     Sales and Marketing costs also saw significant increases primarily as a function of advertising purchases related to the launch of www.smallcapcenter.com and went from $265,840 in 1998 to $2,454,473 in 1999, an increase of 823%. Funds expended for advertising have provided us with reach to viewers and are expected to continue to provide value over the longer term. In 1998 and 1997, we had not yet undertaken significant initiatives with respect to Sales and Marketing and our expenses were largely related to our commissioned sales staff. From 1997 to 1998, Sales and Marketing expenses increased from $238,964 to $265,840, or 11.2%.

     Product Development costs, which consist of salaries for programmers and design staff seconded to the development of www.smallcapcenter.com increased from $117,453 in 1998 to $415,108 in 1999, an increase of 253%. We project that expenses in this area will continue to grow as we hire more Internet design specialists to deliver upon our anticipated expansion of Web site contract commitments. With respect to year over year change between 1997 and 1998, Product Development costs increased from $77,458 to $117,453, or an increase of 51.6% due to the addition of more programming staff.

     General and Administrative costs also saw a large relative increase from $443,201 in 1998 to $2,209,192 in 1999, or 398%. Notable expenses in this area came as a result of the addition of two new offices, the moving of our head office to larger premises, amortization of expenses for employee stock options, increased salaries and wages for new management and executive staff, and increased legal and accounting fees and consulting fee charges related to the reverse acquisition described above. We project that General and Administrative expenses will increase marginally during 2000. In 1998, G&A expenses increased to $443,201 which represented a marginal increase of 5.5% from the $419,993 incurred in 1997.

Other Income and Income Taxes

     We earned Interest and Other Income of $124,221 in 1999 primarily on investment of our cash resources. Due to our net loss position, we did not incur tax in 1999. At present we have tax loss carry forwards of $3,369,000 in Canada which expire in 2006, and tax loss carry forwards of $845,000 in the U.S. which expire in 2019.

Net Income

     During 1999 we incurred a net loss of $(4,242,533) versus a net loss of $(149,289) in 1998 and a profit of $74,213 in 1997. The loss incurred in 1999 was the result of our strategic investment in the development of our enterprise financial Web site and supporting advertising program, the addition of significant development capacity in our programming and design teams and the initial investment in our editorial operations.

     The most significant component of investment in 1999 was www.smallcapcenter.com which was launched on October 5, 1999. Moving forward, we anticipate further losses in 2000 and 2001 as we further develop www.smallcapcenter.com and our Small Cap News Service.

The news service is being expanded in 2000 and includes a subscription component wherein viewers pay to subscribe to premium quality unbiased original news stories on small cap companies and markets delivered throughout the trading day.

FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997

Results of Operations

     1998 was a transition year for the Company, when it started to implement its long term business plan. As a result, profits suffered due to significant increases in costs for research and development and infrastructure-building.

     Net revenues decreased from 1997 to 1998, going from $830,644 to $685,248. This decrease was largely due to an increase in direct costs of producing the revenue under the changing business methods.


     Expenses also increased slightly, caused in large part by an increase in research and development expenses. In 1997 they were $736,415 and in 1998 they were 826,494. Management had expected this increase as part of the long term business plan.

     Overall net income went from $74,213 in 1997 to a loss of $(149,289) in 1998.

LIQUIDITY AND CAPITAL RESOURCES

     We ended 1999 with a cash position of $1,658,822. As we continue to expand our operations and develop our Small Cap News Service to a global level, we will require significant additional financial resources, which we may seek to obtain through public or private equity offerings, including in the United Kingdom, Western Europe, or Asia. We currently believe that we will have sufficient cash to fund our operations through April, 2001, as a result of internally generated sales and as a result of the $3,000,000 financing that we closed in April, 2000 (see "Description of Capital Stock-Notes and Warrants"). We will need to seek additional capital to sustain our operations past April 2001. There can be no assurance that we will we be successful in raising a sufficient amount of additional capital or in internally generating a sufficient amount of capital. If we are unable to generate the required amount of additional capital, our ability to meet our obligations and to continue our operations may be adversely affected.

CORPORATE DEVELOPMENTS

     A synopsis of our corporate highlights are as follows:

1. Reverse acquisition completed March 11, 1999 - Stock Research Group, Inc. acquired I-Tech Holdings Group, Inc. (now Stockgroup.com Holdings, Inc.) through a reverse takeover.

2. New U.S. subsidiary formed - We incorporated "Stockgroup.com, Ltd." as an operating subsidiary, domiciled in the State of Nevada. On April 9, 1999, Stockgroup.com, Ltd. was provided with a Certificate of Qualification to transact business in the State of California, and Stockgroup.com began operations in California through this subsidiary.

3. Private placement during the second quarter of 1999 - We completed a private placement totaling an aggregate of $5.4 million through the issuance of 900,000 shares of our common stock at $6.00 per share. These shares are deemed "restricted shares" as that term is defined under U.S. securities laws.

4. Marketing initiatives during 1999 - We entered into a series of advertising contracts which provided us with significant exposure on the Yahoo! Excite, and Webcrawler Search engines. Under these agreements, banner ads which showcased www.stockgroup.com and subsequently www.smallcapcenter.com appear on these sites. We also became the "sponsor" of terms such as "small-cap," "micro-cap," and variations thereof for searches done by visitors researching Web sites, public companies, and investments through these various search engine sites.

5. Advertising and public relations initiative - As part of the launch of www.smallcapcenter.com, we retained New York-based RocketScience Creative, Ltd in 1999 as our agency of record for an advertising and brand-building awareness campaign. The agency was responsible for a variety of advertising and marketing activities aimed at positioning www.smallcapcenter.com as the premier brand in the smallcap arena.

6. Southam private placement - We completed a private placement in 1999 with Southam, Inc. for the issuance of 200,000 shares in exchange for advertising in Southam publications. Southam, Inc. is a subsidiary of Hollinger International (NYSE: HLR), a leading newspaper publishing company.

7. New York office opening on September 1, 1999 - We opened our New York branch. This office is home to our Editorial News center and is also headquarters for our U.S. operations.

8. Launch of smallcapcenter.com on October 5, 1999 - We launched our new on-line investment information Community www.smallcapcenter.com. This event represented the culmination of a significant investment of time and resources on our part.

     The launch of www.smallcapcenter.com and its national advertising campaign marked two significant achievements in the implementation of our strategic plan. We believe the introduction of www.smallcapcenter.com has solidified our position as a leading Internet content provider of small cap information. The look, feel, and functionality of www.smallcapcenter.com represent a significant improvement in the features offered on our previous www.stockgroup.com site. Additionally, the daily real time editorial and news reporting and increased access to small cap company information not previously available on the Internet characterize some of the features on the site.

     Additionally, we believe our advertising campaign based around the slogan "Where to Find The Next Big Thing" has significantly increased our profile with investors in North America. To date, some of the prominent media purchases we have made include full and partial page ads and/or commercials in U.S. News & World Report, the Chicago Sun Times, the National Post, CNBC, and the Wall Street Journal.

9. Board of Directors strengthened - At our 1999 Annual General Meeting on October 7, 1999, shareholders voted to ratify our appointees for the Board of Directors. Our Board of Directors is now composed of the following persons:

     Marcus New - Chairman & CEO

     Louis deBoer II - President of MediaFutures, Inc.

     David N.Caddey, B.Sc., M.Sc., - Vice President of MacDonald Dettwiler and Associates

     Craig Faulkner - Chief Technology Officer

     Leslie Landes - President & Chief Operating Officer

10. Broadcast Service launched during the fourth quarte of 1999 - We signed an agreement with Yahoo! Broadcast (Nasdaq: YHOO) to deliver daily and weekly broadcasts, which are accessible through Broadcast.com, Yahoo.com and www.smallcapcenter.com. Yahoo! broadcasts smallcapcenter.com's daily updates on the small cap markets, called "Small Cap Snapshot," and weekly interviews with Wall Street's leading small cap analysts. Additionally, through Yahoo!, our clients will be able to broadcast quarterly conference calls, special events, live interviews and question and answer sessions. The content is featured in several sections of the Business area on Yahoo! Broadcast and will be archived for on-demand listening.

11. Editor-in-Chief appointed - In December 1999, David A. Andelman was appointed as Editor-in-Chief of our news operations. Mr. Andelman has three decades of experience in news and broadcasting, most recently as News Editor at Bloomberg, following international financial markets, media and communications, securities and investment banking, real estate, insurance and finance. Before joining Bloomberg, Mr. Andelman served as Washington correspondent for CNBC, Paris correspondent for CBS News (CBS: NYSE), and a bureau chief and correspondent for the New York Times (NYT: NYSE). He is a graduate of Harvard College and the Columbia University Graduate School of Journalism.

     Mr. Andelman's mandate is to develop a world class news organization focused on small cap companies and markets and he has been actively recruiting a team of seasoned financial reporters and editors in New York.

12.  Expansion into Asia

     On January 18, 2000 Stockgroup.com began its global expansion by entering into an arrangement with two Singapore publicly listed companies to build an enterprise financial site for Asia Exchange Information Service Ptd Ltd. (AsiaXIS).

13.  Syndication strategy launched

     Early in 2000 Stockgroup.com began the implementation of its syndication strategy, signing agreements with web content aggregators and distributors. The purpose of the syndication program is to raise the profile of smallcapcenter.com's content, to drive traffic to smallcapcenter.com and to generate revenues through licensing fees and revenue sharing agreements. Stockgroup.com syndicates content available from the public access (free) areas of smallcapcenter.com and some of its proprietary tools. The structure of the terms of each agreement and the revenue model is dependent on the size of the user base of the other site and the requirements of the other site.

                                    BUSINESS

OVERVIEW

     Our investment information on-line Internet Community has viewers in the United States, Canada and abroad. The Community model is based on the creation and fostering of an Internet site which provides members with a range of services and content which are targeted toward a certain area of interest. Community sites are generally designed to provide users with a stimulating interactive experience which encourages them to return to the Community on a frequent basis. The essence of the Community model is to provide an on-line home which wins the loyalty of viewer members. Content is usually based around themes of interest such as News, Business, Investing, Career Information, Travel, Medical & Life Issues, Technology, Sports & Entertainment, etc. Generally, a Community's revenues rely on the sale of advertising, e-mail commerce arrangements and the sale of membership subscriptions for premium content or other special services.

     Our main Web site, www.smallcapcenter.com, acts as a portal for investors researching, analyzing, and discussing small cap stocks and markets. This Web site provides newsworthy small cap information to our investor viewers as well as disseminating information about our corporate clients. This information includes detailed profiles of companies, industry news, stock quotes, charts, daily market reports, news releases and other investment tools. Our Community is multi-tiered and includes both general interest and industry-specific areas including: Computers/Telcomm; Consumer Goods; Energy; Finance/Real Estate; Food & Beverage; Healthcare; Internet; Manufacturing; Natural Resources; Services; and Transportation. We believe that we have become a primary provider of timely, accurate investment information to small cap investors.

     We are also a provider of Web site design and Internet financial products and marketing services for small cap companies, a market segment that traditionally has not had the same market profile as larger public companies. Some of the specialty products we produce include private label quotes and charts, database tools for building relationships with shareholders, "traffic" reports which allow a company's management to assess the impact of Web site use by its viewers, and design services and maintenance contracts.

     Our industry is characterized by rapid technological change, new product development and evolving industry standards. Inherent in our business are various risks and uncertainties, including a limited operating history, a new and unproven business model and the limited history of commerce on the Internet. Our success may depend in part upon the emergence of the Internet as a communications medium, prospective product development efforts and the acceptance of our products and services by the marketplace. As part of our strategic development plans, we invest significant resources in research and development of new products and services.

DESCRIPTION OF BUSINESS MODEL

     The Company's business model is based on serving two complementary target markets.

     Target Market One - Small Cap Investors Seeking Reliable Information

     Investors have difficulty obtaining timely, accurate investment information on small cap companies due to a lack of objective news sources. Most media organizations, investment firms and brokerage houses tend to focus a significant majority of their attention on larger public companies. As a result, small cap investors have not had access to the level of non-biased third party information or traditional sources of company research reports they desire. This lack of information is coupled with the increasing shift of investors from traditional retail brokerages to discount and on-line alternatives. This shift has created an increased interest in personal investment research on the part of individual investors. However, investor interest in the small cap sector has not been accompanied by an increased coverage of the small cap sector by traditional media, traditional brokerage firms or alternative on-line and discount investment service providers. As a result, investors have turned to other resources on the Internet as a method of obtaining the timely financial information needed to make small cap investment decisions.

     Target Market Two - Small Cap Companies Seeking Better Exposure to
Investors

     As described above, small cap companies do not receive the same coverage as large public companies. Over the last few years, the Internet has become a cost-effective solution to enhance their profile, but many small cap companies have lacked the skills and knowledge to take full advantage of this opportunity. This had led to the outsourcing of Internet related services. Requirements of small cap companies are broad and range from the design, development and maintenance of investor relations oriented Web sites to the creation of effective on-line advertising campaigns. Stockgroup.com has become a significant provider of these types of services.

     Stockgroup.com does not act as a public relations or investor relations firm but rather provides a suite of products and services.

     To meet the needs of its two complementary target markets, Stockgroup.com has created www.smallcapcenter.com, an Internet information Community which provides a wide range of services to investors interested in small cap companies and markets. A significant feature which differentiates smallcapcenter.com from other financial Web sites is its on-line news reporting. Stockgroup.com employs a staff of professional journalists who produce breaking stories throughout the trading day on topics of interest to small cap investors. A major goal of our business model is to develop and expand this news service into a world class news organization with bureaus and contributors throughout North America. Services on the site are currently offered on a free trial basis and we are projecting future revenues will arise from the conversion of viewers of the site into purchasers of subscription based services.

     By satisfying its viewers' investment information needs, Stockgroup.com seeks to become the dominant single source of small cap information on the Internet.

STOCKGROUP.COM'S SOURCES OF REVENUE

     Historically, Stockgroup.com has had three sources of revenue: (i) advertising and media services; (ii) Web site design and development; and (iii) Web site maintenance and marketing services. Additionally, Stockgroup.com has recently commenced initiatives based on the sale of its technology platform and services to other corporations who offer financial Web sites on the Internet.

ADVERTISING AND MEDIA SERVICES

     Stockgroup.com derives revenue from corporate advertisers who see benefit in presenting their products and services to smallcapcenter.com's Internet audience. Many advertisers seek and are willing to pay premium rates to advertise on smallcapcenter.com, due to its highly specific demographics and heavy traffic. The investor demographic profile, which consists of well educated, technically savvy, mid to high-income level earners and higher risk investors is very attractive to numerous advertisers. Corporate advertisers have included such companies as IBM, Microsoft, VISA, Salomon Smith Barney, Datek Securities, Standard & Poors, CIBC, Bank of America, Charles Schwab, Intel, Ameritrade, Quicken, The Toronto Stock Exchange, and Discover Brokerage. In addition, Stockgroup.com provides advertising management services, essentially acting as an on-line advertising agency providing advertisement design and placement services for its clients. Stockgroup.com also places ads, as a function of client budgets, on other Web sites it believes will provide the client with the greatest exposure to the investment community.

WEB SITE DESIGN AND DEVELOPMENT

     Stockgroup.com offers specialized Web site design services and other web services such as private label quotes and charts, database tools for building relationships with shareholders and management "traffic" reports to track investor usage of Web sites and inquiries. In addition, unlike other web hosting and design companies, Stockgroup.com develops Web sites with the investment community in mind.

     Stockgroup.com offers packages which can be tailored to include some or all of its services and graphic design levels, depending on the needs and budget of each client.

WEB SITE MAINTENANCE AND MARKETING SERVICES

     As a means of providing small cap companies with greater exposure, Stockgroup.com offers a maintenance service which keeps clients' Web sites current and fresh. As part of this service we also link clients' sites to Stockgroup.com's proprietary information Community and offer `rental' access to Stockgroup.com's proprietary email listing of over 35,000 investors.

SALE OF TECHNOLOGY PLATFORM AND SERVICES

     Stockgroup.com is developing opportunities for the sale of its expertise in the development of enterprise financial Web site platforms. One of these initiatives involves a contract for the creation of AsiaXIS, a firm based in Singapore dedicated to providing Internet financial information on the Southeast Asian economic markets.

RESEARCH AND DEVELOPMENT

     During 1998 and 1999 we invested approximately $211,566 and $771,992, respectively, on research and development related to new products and services and the creation of www.smallcapcenter.com.

COMPETITION

     There is intense competition to capture viewers on the Internet and many financial information sites provide services which are similar in nature to those offered on www.smallcapcenter.com. However, focusing on the small cap niche allows Stockgroup.com to differentiate itself by avoiding direct competition with large cap information providers such as TheStreet.com, the WSJ Online, The Motley Fool and CBS Marketwatch.

EMPLOYEES

     As of April 28, 2000 we employed 98 people on a full-time basis. Of the total, 50 were in design, programming, product research and development, 18 in sales, marketing, and support, 14 in publishing (plus an additional 5 freelance writers), and 16 in administration and finance. Stockgroup.com's success is highly dependent on its ability to attract and retain qualified employees. Competition for employees is intense in the Internet industry. To date, we believe that we have been successful in our efforts to recruit qualified employees, but there is no assurance that we will continue to be as successful in the future. None of our employees are subject to collective bargaining agreements. We believe relations with our employees are good.

REGULATORY ISSUES

     The Company is not subject to governmental regulation in its Internet publishing efforts other than local state and municipal sales tax licenses.

SUBSIDIARIES

     Stockgroup.com has five subsidiaries. In Canada our British Columbia subsidiaries are Stockgroup.com Media, Inc. and 579818 B.C. Ltd. and in the U.S. we operate through Stockgroup.com, Ltd., a Nevada Corporation. Stockgroup.com also owns two non-operating Bahamas corporations, Stockgroup.com (Bahamas) Ltd. and Stockgroup.com International, Inc. which are currently dormant.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND DOMAIN NAMES

     Stockgroup.com protects its intellectual property through a combination of trademark and copyright law, trade secret protection and confidentiality with its employees, customers, independent contractors and strategic partners. Stockgroup.com pursues the registration of its domain names, trademarks and service marks in the United States and internationally. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services and products are made available on-line. Stockgroup.com creates a majority of its content and obtains rights to use the balance of its content from third parties. It is possible that we could become subject to infringement actions based upon the content obtained from these third parties. In addition, others may use this content and we may be subject to claims from our licensors. We currently have no patents or patents pending and do not anticipate that patents will become significant part of our intellectual property in the future. Stockgroup.com seeks to enter into confidentiality agreements with its employees and independent consultants and has instituted procedures to control access to and distribution of its technology, documentation and other proprietary information and the proprietary information of others from whom it licenses content. The steps we take to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, service marks and similar proprietary rights. In addition, other parties may assert claims of infringement of intellectual property or other proprietary rights against us. The legal status of intellectual property on the Internet is currently subject to various uncertainties.

LEASEHOLD

     Our corporate offices are composed of one floor of leased space located in the center of Vancouver's business community. The lease is for a term of seven years, and expires in 2006. All of our offices are in good condition. We also lease sites in New York, San Francisco, Toronto and Calgary. Our facilities are fully used for current operations and we expect that we will be seeking additional space in 2000.

EQUIPMENT

     We have made a substantial investment in servers and computer equipment required for our Web site and we have dedicated staff assigned to maintenance and support of these operations.

LEGAL PROCEEDINGS

     We are not a party to any pending legal proceeding.

                                   MANAGEMENT

DIRECTORS,  EXECUTIVE  OFFICERS  AND  KEY  EMPLOYEES

     Our directors, executive officers and other key employees, and their ages, as of April 28, 2000 are as follows:

Name                 Age       Position with the Company
----                 ---       -------------------------
Marcus A. New        29        Chairman of the Board; Chief Executive Officer
David Caddey         50        Director
Louis deBoer II      47        Director
Leslie Landes        56        Director, President, Chief Operating Officer
Craig Faulkner       29        Director, Chief Technical Officer, Secretary
Lindsay Moyle        35        Chief Financial Officer
David Andelman       53        Editor in Chief
Tim Bush             40        Vice President Sales

     The backgrounds of our directors, executive officers and significant employees are as follows:

     Marcus New is the founder, and has been Chairman and Chief Executive Officer since May 1995, of Stockgroup.com. Mr. New formed the vision for Stockgroup.com in 1995 and developed the company from an idea to the dominant single source for small cap information on the Internet. Over the last five years he has grown the company by re-investing internally generated capital and has successfully built a substantial corporate client roster based on development of his ideas for Internet marketing. Similar to other successful Internet pioneers, Mr. New created Stockgroup.com based on identification of the ways in which the Internet could be used to provide services which were not otherwise available. Mr. New is also a director of iWave.com, which provides custom corporate research, fundraising research, executive searches, and software services; Golden Maritime Resources, a commercial fishery; and WorldTradeShow.com, which provides online tradeshow schedule information, all of which are public companies.

     David Caddey has been a Director of Stockgroup.com since May 1995 and has over 26 years experience in the business and program management field. Since July 1998 he has served as an Executive Vice President of MacDonald Dettwiler and Associates, a wholly-owned subsidiary of Orbital Sciences Corp. (NYSE: ORB), a space technology and satellite services company that designs, manufactures, operates and markets a broad range of space products and services. During this period he has also served as the General Manager of that company's Space Missions Group where he is responsible for managing the construction of the Radarsat-2 spacecraft and associated ground infrastructure program, valued at over $350 million, as well as the construction of the Space Station Mobile Servicing System. From July 1994 to June 1998, Mr. Caddey worked as a Vice President and General Manager of the Space and Defense Systems Business Area of MacDonald Dettwiller and Associates. In this capacity he was responsible for marketing and sales, project management, technical management and post delivery support. From 1990 to 1994 he served as Vice President and General Manager of Geo-information Systems of MacDonald Dettwiller and Associates, where he managed the development of Radarsat I Ground Segment Program.

     Louis de Boer has served as a director of Stockgroup.com since October 1999. Since May 1998, he has served as President of MediaFutures, Inc., which provides consulting services to clients in the Internet and cable broadcasting industries, including such companies as Hearst New Media, Cox Enterprises, Rainbow Programming as well as several emerging growth companies. From June 1996 to April 1998, he was Chief Executive Officer at New Century Network, an online company formed by a consortium of the nine leading US newspaper organizations, including, Advance Communications, Cox Communications, The Chicago Tribune, Hearst, Gannett, Knight-Ridder, Inc., The New York Times, The Washington Post and Times-Mirror. At New Century Networks, Mr. de Boer managed the team of experts that aggregated content and marketed and sold space to over 150 newspaper Web sites. From 1977 to December 1994, Mr. de Boer was employed at HBO culminating in the positions of Executive Vice President of HBO Inc. and President of its International division, where he played an instrumental role in helping negotiate and broker deals that significantly increased that company's presence in its international markets. Mr. de Boer is also a director of Click TV, an online television listings service, and Nextplay, both of which are public companies.

     Leslie Landes has served as Stockgroup.com's President and Chief Operating Officer since August 1998 and has been an advisor to Stockgroup.com since its inception. Since January 1992, Mr. Landes has served as the President and as a director of Landes Enterprises Limited, which he founded, and which is an interim turnaround management consulting company that advised and counseled clients in several industries, including telecommunications and technology on issues ranging from mergers and acquisitions to international marketing campaigns. Since July 1996 he has also served as the Chairman of Netset Home Solutions, Inc., an Internet training company. Prior to forming Landes Enterprises in 1992 Mr. Landes spent 13 years with the Jim Pattison Group, Canada's third largest privately held company with sales in excess of CDN$3 Billion, with over 13,000 employees. He served as President of The Jim Pattison Sign Group, Outdoor Group, and Communications Group, which included radio and television stations and paid subscription print publications. Ultimately he was appointed President of Jim Pattison Industries Ltd. and Senior Vice President of the parent Jim Pattison Group, responsible for the Group's acquisitions and divestitures, and with involvement in the management of the Group's 50 diversified companies. He successfully initiated and completed the acquisitions of other companies in a number of diverse industries in which the Group was active. Under his direction the Sign Group was built into the largest electric sign company in the world. Mr. Landes is also a director of TIR Systems Ltd., a lighting technology company, which is a public company.

     Craig Faulkner has served as Stockgroup.com's Chief Technical Officer and as a member of Stockgroup.com's board of directors since January 1995. Early in his career with Stockgroup.com, Mr. Faulkner led Stockgroup.com to co-develop one of the first portfolio tracking tools, LivequoteSRG, based 100 percent on the use of Java. Mr. Faulkner manages the programming and information management team at Stockgroup.com, initiates solutions with data and hardware vendors, while maintaining a senior management role and board membership. Under Mr. Faulkner's direction, Stockgroup.com has implemented a sophisticated blend of both Sun Solaris and Microsoft NT solutions. Stockgroup.com's main site is hosted on IBM Netfinity servers, while client sites are hosted on Sun Enterprise machines.

     David A. Andelman has served as Editor in Chief of Stockgroup.com since December 1999. Mr. Andelman is a leading international journalist and communications professional who has spent more than 30 years in print and broadcast media. From July 1995 to November 1999 he served as news editor of Bloomberg News. Mr. Andelman began his career as a domestic and foreign correspondent and bureau chief for The New York Times in the U.S., Southeast Asia and Eastern Europe. For seven years he served as European correspondent for CBS News, based in Paris and as Washington correspondent for CNBC before joining Bloomberg in 1995. He is the author of two books, and has written articles for such magazines as Harper's, The Atlantic, The New Republic and Readers Digest.

     Tim Bush has served as Vice President-Sales of Stockgroup.com since January 2000. From January 1996 to December 1999, he served as the Regional Sales Director for one of the world's largest computer products and services distributors, Ingram Micro Inc. From January 1991 to December 1996, he was Regional Sales Director for computer distributor Merisel, Inc. During his three-year tenure at Ingram, his team enjoyed over 30% annual sales growth per year with sales in excess of CDN$400 Million in his final year, and have consistently enjoyed a dominant market share position and high customer retention and satisfaction.

     Lindsay Moyle has served as the Chief Financial Officer of Stockgroup.com since May 2000. From July, 1995 to April, 1999 he was the Chief Financial Officer of NTS Computer Systems, a publicly traded specialty computer manufacturer, where he helped the company grow from annual revenues of CDN$1 Million to CDN$35 Million.

Executive Compensation

     The following summary compensation table sets forth individual compensation information for our Chief Executive Officer and each of our executive officers whose aggregate compensation exceeded $100,000 (who we refer to as the "Named Executive Officers") during each of the years ended December 31, 1997, 1998 and 1999 pertaining to services rendered to Stockgroup.com.

                         Summary Compensation Table
                                                                     All Annual
   Name and Principal Position           Year    Salary     Bonus   Compensation

Marcus New                               1997   $ 47,436   $    0    $ 47,436
Chief Executive Officer,                 1998   $ 40,192   $    0    $ 40,192
Chairman and Director                    1999   $111,073   $    0    $111,073

Leslie Landes                            1997        N/a      N/a         N/a
President & Chief Operating Officer      1998   $ 38,781   $    0    $ 38,781
                                         1999   $122,654   $    0    $122,654

     The following table presents information concerning stock options granted to or exercised by the Named Executive Officers during 1999 for services rendered to Stockgroup.com.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                INDIVIDUAL GRANTS

               Number of
               Securities
               Underlying     # of Total
                Options     Options Granted
                Granted     to Employees in   Exercise of Base
   Name          (#)         Fiscal Year     Price ($/share)    Expiration Date

Marcus New      325,000         18.22%             2.50          March 11, 2004

Leslie Landes   105,000          5.89%             0.01          August 1, 2004
                640,800*        35.93%             0.94          August 1, 2004

*Note: 107,600 of Mr. Landes' options to purchase shares at a price of $0.94 will vest and be exercisable only if Stockgroup.com attains sales performance levels of $16,500,000 and $28,500,000, respectively, in the fiscal years ending December 31, 2000 and 2001.

                 AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                                                       Number of Shares underlying           Value Unexercised
                                                    Unexercised Options at December 31,   In-the -Money Options at
                                                                   1999                       December 31, 1999
                       Shares acquired on     Value
      Name                  Exercise         Realized    Exercisable   Unexercisable    Exercisable    Unexercisable

Marcus New                              0           0              0         325,000              0                0
Leslie Landes                           0           0              0         105,000              0         $169,574
Directors' Compensation                 0           0              0         640,800              0         $438,948

     We compensate our Directors by issuing each one options to acquire 20,000 shares of common stock which fully vest after one year of service on our board of directors. Mr. David Caddey was granted such options on March 11, 1999 which have an exercise price of $2.50 per share and became fully vested and exercisable on March 11, 2000. Mr. Louis deBoer II was granted such options on October 7, 1999 which have a exercise price of $2.75 per share and become fully vested and exercisable on October 7, 2000.

Employment and Severance Agreement

     The Company has an employment agreement with its President Leslie Landes. This agreement was signed on August 4, 1998 and has a term of 5 years. Under the agreement Mr. Landes receives compensation of $150,000 per annum. The agreement may be terminated by the Company or Mr. Landes on 30 days notice and if termination is initiated by the Company, Mr. Landes is to receive a severance payment equal to 12 months compensation.

1999 INCENTIVE STOCK OPTION PLAN

     The purposes of our 1999 Incentive Stock Option Plan are to enhance our profitability and shareholder value by enabling us to offer stock based incentives to employees, directors and consultants. The 1999 Stock Option Plan authorizes the grant, to employees, directors, consultants and advisors of Stockgroup.com and its affiliates, of stock options, restricted shares (which would generally provide for a substantial risk of forfeiture for a period of time), deferred shares (which would generally provide for shares to be issued upon services being rendered), and performance shares (which would generally provide for shares to be issued upon the attainment of specified performance goals). Under the 1999 Stock Option Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, and non-qualified stock options. Incentive stock options may only be granted to our employees.

     The number of shares available for grants under the 1999 Stock Option Plan is 2,000,000. The 1999 Stock Option Plan is administered by the board of directors, although the board has the right to appoint a committee of two or more non-employee directors to administer the Plan. Subject to the provisions of the Plan, the board and the committee have authority to determine the employees, directors, consultants and advisors of Stockgroup.com who are to receive awards and the terms of such awards, including, the number of shares subject to the award, the fair market value of the shares subject to options, the exercise price per share, the terms of vesting (including whether vesting accelerates upon a change of control, which may also be granted to participants at any time after an award has been granted), and other terms.

     Grants of options may consist of incentive stock options, non-qualified stock options, or a combination of both. Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award and non-qualified stock options must have an exercise price at least equal to 75% of the fair market value of a share on the date of the award. If the grant of an incentive stock option is to a shareholder holding more than 10% of our voting stock, the exercise price must be at least 110% of the fair market value on the date of grant. Terms and conditions of awards are set forth in written agreements between Stockgroup.com and the respective option holders. Awards under the 1999 Stock Option Plan may not be made after March 11, 2009, and stock options granted before that date may not have a term beyond that date.

     If the employment with Stockgroup.com of the holder of a stock option is terminated for any reason other than as a result of a voluntary termination with the consent of the board or the holder's death or disability, the holder's stock option terminates on the same date. If the termination is due to such a voluntary termination the holder may exercise the option, to the extent exercisable on the date of termination of employment, until 3 months after the date of termination. If an option holder dies or becomes disabled, stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until six months after the date of death or disability.

     As of April 28, 2000, options to purchase up to 1,882,300 shares of common stock had been granted under the 1999 Stock Option Plan, and options to purchase 117,700 shares were available for future grants. We have registered the shares subject to issuance under our 1999 Stock Option Plan, pursuant to our registration statement on Form S-8 filed with the Securities and Exchange Commission on November 16, 1999.

     Optionees have no rights as shareholders with respect to shares subject to options prior to the issuance of shares pursuant to the exercise of their options. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The method of payment of the purchase price is determined by the board or the committee, and may consist of cash, net exercise, by delivery of shares of our common stock, or other legal consideration. The board or the committee may also provide that the purchase price for non-qualified stock options may be paid in restricted shares or other shares that are subject to forfeiture, and the board or the committee may also provide that Stockgroup.com may assist the participant in paying the purchase price, by paying any taxes due from the participant with regard to the exercise, by making a loan to the participant, by having us guaranty a loan to the participant from a third party, or by paying a cash bonus to the participant. The 1999 Stock Option Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of Stockgroup.com

Restricted Shares

     Restricted shares are shares of common stock which are sold or transferred by us to a participant at a price which may be below their fair market value, or for no payment, but subject to restrictions on their sale or other transfer by the participant, as determined by the board of directors or the committee.

     Restricted shares are subject to such restrictions as the board or the committee may determine, including, without limitation, any or all of the following:

          (a) a prohibition against the sale, transfer, pledge or other encumbrance of the restricted shares, such prohibition to lapse at such time or times as the board or the committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such restricted shares, or otherwise);

          (b) a requirement that the holder of restricted shares forfeit or resell back to us at his or her cost, all or a part of such restricted shares in the event of termination of employment during any period in which such restricted shares are subject to restrictions; and

          (c) a prohibition against employment of the holder of such restricted shares by any competitor of ours or our subsidiaries, or against such holder's dissemination of any secret or confidential information belonging to us or our subsidiaries.

     Subject to the terms and conditions of the Plan, each participant receiving restricted shares has all the rights of a shareholder with respect to such shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including the right to vote such shares and to receive dividends on such shares.

Deferred Shares

     The board or the committee may authorize grants or sales of deferred shares to participants, which constitutes our agreement to issue or transfer shares to the participant in the future in consideration of the performance of services, subject to the fulfillment during the specified deferral period of such conditions as the board or the committee may specify.

     During the deferral period, the participant does not have any right to transfer any rights under the subject award, or any rights of ownership in the deferred shares or the right to vote the deferred shares, but the board or the committee may authorize the payment of dividend equivalents on the deferred shares in cash or additional shares on a current, deferred or contingent basis.

Performance Shares

     The board or the committee may authorize grants of performance shares and performance units, which become payable to the participant upon the achievement of specified management objectives, as determined by the board or the committee.

     On or after the date of grant of performance shares, the board or the committee may provide for the payment to the participant of dividend equivalents thereon in cash or additional shares on a current, deferred or contingent basis.

LIMITATION OF LIABILITY AND INDEMNIFICATION

     We intend to enter into indemnification agreements with our directors and officers. These agreements will provide, in general, that we will indemnify and hold harmless such directors and officers to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement, and expenses incurred in connection with, or in any way arising out of, any claim, action or proceeding against, or affecting, such directors and officers resulting from, relating to or in any way arising out of, the service of such persons as our directors and officers. Currently, directors and officers are entitled to the benefits of the limitation of liability provided under our charter documents and the laws of the State of Colorado.

                              SELLING SHAREHOLDERS

     This prospectus relates to the offering by the selling shareholders of shares of our common stock acquired by them upon conversion of convertible notes and exercise of warrants which the selling shareholders received in a private placement. All of the shares of common stock offered by this prospectus are being offered by the selling shareholders for their own accounts.

     Deephaven Private Placement Trading Ltd. ("Deephaven") and Amro International S.A. ("Amro") purchased an aggregate of $3 million of convertible notes and warrants from us in a private placement transaction which closed on April 3, 2000. As part of that private placement, Deephaven and Amro were issued notes that may be converted into our common stock and warrants to acquire our common stock. The notes and the warrants are described in more detail on page 58 of this prospectus. Holders of the notes and warrants are prohibited from using them to convert into and acquire shares of our common stock to the extent that such conversion or acquisition would result in such holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999%, respectively, of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the holder on not less than 61 days' notice to us. Since the number of shares of our common stock issuable upon conversion of the notes will change based upon fluctuations of the market price of our common stock prior to a conversion, the actual number of shares of our common stock that will be issued under the notes, and consequently the number of shares of our common stock that will be beneficially owned by Deephaven and Amro, cannot be determined at this time. Because of this fluctuating characteristic, we have agreed to register a number of shares of our common stock that exceeds the number of shares beneficially owned by Deephaven and Amro. The number of shares of our common stock listed in the table below as being beneficially owned by Deephaven and Amro includes the shares of our common stock that are issuable to them, subject to the 4.999% and 9.999%, respectively, limitation, upon conversion of their notes and exercise of their warrants. However, the 4.999% and 9.999%, respectively, limitation would not prevent Deephaven and Amro from acquiring and selling in excess of 4.999% and 9.999%, respectively, of our common stock through a series of conversions and sales under the notes and acquisitions and sales under the warrants.

     Deephaven is a private investment fund that is owned by its investors and that is managed by Deephaven Capital Management LLC. Deephaven Capital Management LLC has voting and investment control over the shares listed above as owned by Deephaven.

     Amro is a private investment fund that is owned by its investors and that is managed by Ultrafinance. Mr. H.U. Bachofen is a director and principal of Ultrafinance and as such has investment control over the shares listed above as owned by Amro.

     Deephaven and Amro have represented to us that (i) they acquired the securities listed above in the ordinary course of business, and (ii) they did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities at the time that the securities being registered above were acquired.

     The following table sets forth information with respect to the common stock beneficially owned by the selling shareholders as of the date of this prospectus, including shares obtainable under convertible notes and warrants exercisable within 60 days of such date. To our knowledge, each of the selling shareholders has sole voting and investment power over the shares of common stock listed in the table below. No selling shareholder has had a material relationship with us during the last three years, other than as an owner of our common stock or other securities.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             NUMBER OF
      SELLING                         NUMBER OF                   NUMBER OF                SHARES OWNED           PERCENT
    SHAREHOLDERS                        SHARES                SHARES OFFERED(1)           AFTER OFFERING(2)       OF CLASS
-----------------------------------------------------------------------------------------------------------------------------------
Deephaven Private(3)
Placement Trading Ltd.                 121,212                     3,597,814                     0                  0
------------------------------------------------------------------------------------------------------------------------------------
Amro International(3)                   60,606                     1,798,907                     0                  0
------------------------------------------------------------------------------------------------------------------------------------
Jesup and Lamont Securities             90,909                     90,909                        0                  0
Corp.(3)
------------------------------------------------------------------------------------------------------------------------------------

(1) The number of shares of common stock shown as being offered by Deephaven, Amro and Jesup consists of 200% of the number of shares issuable upon conversion of notes, being 3,476,602 shares, and 1,738,301 shares, respectively, and 121,212 shares, 60,606 shares, and 90,909 shares, respectively, issuable upon exercise of warrants. This estimate is based on the conversion rate of the convertible notes and the exercise price of the warrants in effect on the date of this prospectus. The notes may only be converted if we do not make payment on a noteholder's prepayment request, or if we seek to prepay the notes.

(2) We have assumed the sale of all of the common stock offered under this prospectus will be sold. However, as the selling shareholders can offer all, some or none of their shares of common stock, no definitive estimate can be given as to the number of shares that the selling shareholders will hold after this offering. Holders of the notes and warrants are prohibited from using them to convert into or acquire shares of our common stock to the extent that such conversion or acquisition would result in such holder, together with any affiliate thereof, beneficially owning in excess of 4.999% and 9.999%, respectively, of the outstanding shares of our common stock following such conversion or acquisition. This restriction may be waived by the holder on not less than 61 days notice to us.

(3) As of the date of this prospectus, the conversion price was $1.342. The number of shares to be issued upon exercise of the warrants is based upon an exercise price of $3.30.

                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

The following table sets forth as of April 28, 2000 the beneficial ownership of common stock of each person known to us who owns more than 5% of our issued and outstanding common stock.

Name and address* of             Amount and Nature                Percent of
Beneficial Owner              of Beneficial Ownership               Class
--------------------          -----------------------             ----------
Marcus New                          2,882,000(1)(2)                    34.89%
Yvonne New                          2,747,000(1)(4)                    33.52%
518464 B.C. Ltd.                    2,245,000(1)(5)                    27.39%
Craig Faulkner                         954,000(1)(3)                   11.59%
569358 B.C. Ltd.                       665,000(1)(6)                    8.11%

*Unless otherwise referenced, the address for each of the above mentioned parties is c/o Stockgroup.com Holdings, Inc. Suite 500 - 750 West Pender Street, Vancouver, B.C. Canada V6C 2T7.

(1) Pursuant to a Share Exchange and Share Purchase Agreement dated March 11, 1999 (the "SEA") by and among the Company, formerly called I-Tech Holdings Group, Inc. 579818 B.C. Ltd., a British Columbia,

     Canada corporation wholly-owned by Stockgroup.com (the "Subsidiary"), Stock Research Group, Inc., a British Columbia, Canada corporation ("Stock Group") and all of the shareholders of Stock Group, being nine persons (collectively, the "Stock Group Shareholders"), Stockgroup.com acquired (the "Acquisition") all of the issued and outstanding common shares of Stock Group from the Stock Group Shareholders in consideration of the issuance by (i) the Subsidiary to the Stock Group Shareholders, on a pro-rata basis, of 3,900,000 Class A Exchangeable Shares (the "Exchangeable Shares") and (ii) by Stockgroup.com issuing to Stocktrans, Inc., located at 7 East Lancaster Avenue, Ardmore, PA 19003, as trustee for the Stock Group Shareholders (the "Trustee") 3,900,000 shares of common stock to be held under the terms of an Exchange and Voting Agreement dated March 11, 1999 (the "Trust Agreement") by and among Stockgroup.com, the Trustee, the Subsidiary and the Stock Group Shareholders. The Exchangeable Shares may be converted, at the option of the holder into an equal number of shares of the our common stock held by the Trustee. Pending any such conversion, each holder of the Exchangeable Shares may direct the Trustee to vote an equivalent number of shares of our common stock. The Trustee has no discretion as to voting or disposition of our common stock.

     As a result of these transactions, each of the Stock Group Shareholders has the right to vote, (or to direct the Trustee to vote on behalf of such Stock Group Shareholder) a number of shares of our common stock equal to the number of Exchangeable Shares held of record by such Stock Group Shareholder. In the aggregate, shares of our common stock issued to the Trustee represent approximately 47.59% of the our issued and outstanding shares of common stock.

     The Trust created by the SEA shall continue until the earliest to occur of the following events: (a) no outstanding Exchangeable Shares are held by any Stock Group Shareholder; (b) each of the Subsidiary and Stockgroup.com acts in writing to terminate the Trust and such termination is approved by the holders of the Exchangeable Shares in accordance with section 27.10 of the SEA; and (c) December 31, 2098.

(2) Of this amount, 47.62% (or 1,372,500 shares) of the Exchangeable Shares are owned by Yvonne New, Mr. New's wife.

     Mr. Marcus New and his wife, Yvonne New, each own directly 250,000 Exchangeable Shares, and indirectly, through 518464 B.C. Ltd., a British Columbia company owned by Mr. New as to 50% and his wife Yvonne New as to 50%, 2,245,000 Exchangeable Shares. Mr. New also owns 2,000 shares of common stock which were purchased in the open market. Accordingly, Marcus and Yvonne New beneficially own 2,747,000 shares of our common stock which represent approximately 33.52% of our issued and outstanding common stock.

     In addition, of this amount, 70,000 shares are held in trust for the benefit of Mr. New. This trust is a non-voting trust. Mr. New was also granted options to purchase 325,000 shares of common stock at an exercise price of $2.50 per share. The initial vesting of 65,000 options took place on March 11, 2000. In combination with Mr.

     New's 2,745,000 Exchangeable shares, 2,000 shares of common stock, and 70,000 shares of common stock held in trust, these 65,000 optioned shares create a beneficial ownership position in the company of 2,882,000 shares representing approximately 34.89% of our issued and outstanding common stock.

(3) Of this amount, Mr. Craig Faulkner owns directly 250,000 Exchangeable Shares and indirectly, through 569358 B.C. Ltd., a British Columbia company owned by Mr. Faulkner, 665,000 Exchangeable Shares. Mr. Faulkner has also been granted options to acquire 195,000 shares of common stock at an exercise price of $2.50 per share. Mr. Faulkner was granted these options on March 11, 1999. The options have a five year term and vest 20% per year. The initial vesting of 39,000 options took place on March 11, 2000. In combination with his direct and indirect holdings of 915,000 Exchangeable Shares, Mr. Faulkner beneficially owns 954,000 shares representing approximately 11.59% of our issued and outstanding common stock.

(4) Yvonne New is Marcus New's wife. Mrs. New owns 250,000 Exchangeable Shares directly and 2,245,000 shares indirectly through her 50% ownership of 518464 B.C. Ltd. These holdings in combination with the 250,000 Exchangeable Shares and 2,000 shares of common stock owned by Mr. New, bring Ms. New's beneficial ownership of our shares to 33.52%.

(5) 518464 B.C. Ltd. is a private company owned 50% by Marcus New and 50% by Yvonne New, his wife.

(6)  569358 B.C. Ltd. is a private company wholly-owned by Craig Faulkner.

Security Ownership of Management

     The tables below and the paragraphs that follow present certain information concerning our directors, executive officers and significant employees. Mr. David Caddey is Mr. Marcus New's wife's uncle. Other than this relationship, none of our directors, executive officers or significant employees has any family relationship with any other director, executive officer or significant employee.

                                                                        Executive       Shares of Common Stock
                                                                     Officer/Director  Beneficially Owned As of       Percent of
Name                         Age       Position with Company              Since                April 28, 2000             Class (3)

Directors:
Marcus A. New                29    Chairman of the Board, Chief          05/04/95        2,882,000(1)(2)(6)                   34.89%
                                   Executive Officer, Director
Craig D. Faulkner            29    Chief Technology Officer,             05/04/95        954,000(1)(3)(7)                     11.59%
                                   Director
Leslie Landes                56    President, Chief Operating            08/04/98        Nil (8)                               Nil
                                   Officer, Director
David Caddey                 50    Director                              05/04/95        80,000(4)                             0.97%
Louis deBoer II              47    Director                              10/07/99        Nil (9)                               Nil

Executive Officers and significant employees who are not Directors:

Lindsay Moyle                35    Chief Financial Officer               05/23/00        Nil(12)                               Nil
David Andelman               53    Editor in Chief                       12/16/99        6,000(5)(10)                           .07%
Tim Bush                     40    Vice President Sales                  01/03/00        6,000(5)(11)                           .07%
All Directors, Executive Officers and                                                    3,928,000(1)(2)(3)                   47.22%
Significant employees as a group                                                         (4)(5)(6)(7)


(1)  See footnote 1 to "Security Ownership of Certain Beneficial Owners."

(2)  See footnote 2 to "Security Ownership of Certain Beneficial Owners."

(3)  See footnote 3 to "Security Ownership of Certain Beneficial Owners."

(4) Of this amount, 50% (or 30,000 shares) are owned by Ms. Donna Caddey, Mr. Caddey's wife.

     Mr. David Caddey and his wife, Donna Caddey, each own directly 20,000 Exchangeable Shares. In addition, 20,000 shares of common stock are owned jointly by David and Donna Caddey. Accordingly, Mr. and Ms. Caddey beneficially own 60,000 shares of our common stock which represents approximately 0.73% of our issued and outstanding common stock.

     Mr. Caddey has been granted options to purchase 20,000 shares of common stock at an exercise price of $2.50 per share. Mr. Caddey was granted these options on March 11, 1999. The options have a six year term and full vesting of the 20,000 options took place on March 11, 2000 and the beneficial ownership calculation here includes 20,000 shares of common stock underlying these options. In combination with his direct and indirect holdings of 40,000 Exchangeable Shares and direct and indirect holdings of 20,000 shares of common stock, Mr. Caddey beneficially owns 80,000 shares representing approximately 0.97% of our issued and outstanding common stock.

(5) Mr. David Andelman and Mr. Tim Bush each respectively own 6,000 shares of common stock purchased in the open market.

(6) Mr. New has been granted options to acquire 325,000 shares of common stock at an exercise price of $2.50 per share. Mr. New was granted these options on March 11, 1999. The options have a five year term and vest 20% per year. The initial vesting of 65,000 options took place on March 11, 2000 and the beneficial ownership calculation here includes 65,000 shares of common stock underlying these options. Mr. New beneficially owns 2,745,000 Exchangeable shares, 2,000 shares of common stock, 70,000 shares of common stock held in trust and 65,000 vested options for a total of 2,882,000 shares representing approximately 34.89% of our issued and outstanding common stock.

(7) Mr. Faulkner has been granted options to acquire 195,000 shares of common stock at an exercise price of $2.50 per share. Mr. Faulkner was granted these options on March 11, 1999. The options have a five year term and vest 20% per year. The initial vesting of 39,000 options took place on March 11, 2000 and the beneficial ownership calculation here includes 39,000 shares of common stock underlying these options. In combination with his direct and indirect holdings of 915,000 Exchangeable shares, Mr. Faulkner benefically owns 954,000 shares representing approximately 11.59% of our issued and outstanding common stock.

(8) Mr. Leslie Landes has been granted options to purchase 745,800 shares of our common stock at a price of $0.01 per share as to 105,000 shares and $0.94 per shares as to the balance. Mr. Landes was granted these options on March 11, 1999. The options may be exercised, to the extent vested, only after August 1, 2000. As at August 1, 1999, 106,640 of the options had vested. In addition, 107,600 of Mr. Landes' options to purchase shares at a price of $0.94 will vest and be exercisable only if Stockgroup.com attains sales performance levels $16,500,000 and $28,500,000 respectively in fiscal years ending December 31, 2000 and 2001. As at April 28, 2000, none of Mr. Landes' options provide him with beneficial ownership of any of our issued and outstanding common stock.

(9) Mr. Louis deBoer II, has been granted options to purchase 20,000 shares of our common stock at an exercise price of $2.75 per share. Mr. deBoer was granted these options on October 7, 1999. The options have a six year term and full vesting of the 20,000 options will take place on October 7, 2000. As at April 28, 2000, none of Mr. deBoer's options provide him with beneficial ownership of any of our issued and outstanding Common Stock.

(10) Mr. David Andelman was granted options to purchase 100,000 shares at an exercise price of $1.62. These options were granted to Mr. Andelman on December 16, 1999, have a six year term and vest as to 20% per year starting December 16, 2000. As at April 28, 2000, Mr. Andelman's vested options are nil, and he owned 6,000 shares representing 0.07% of our issued and outstanding common stock.

(11) Mr. Tim Bush was granted options to purchase 50,000 shares at an exercise price of $1.625. These options were granted to Mr. Bush on January 3, 2000, have a six year term and vest as to 20% per year starting January 3, 2001. As at April 28, 2000, Mr. Bush's vested options are nil and he owned 6,000 shares representing 0.07% of our issued and outstanding common stock.

(12) Mr. Moyle's employment agreement provides that he will be granted an option to acquire 25,000 shares of common stock. The terms of the grant have not as yet been determined.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of our securities and various provisions of our Articles of Incorporation and our bylaws are summaries. Statements contained in this prospectus relating to such provisions are not necessarily complete, and reference is made to the Articles of Incorporation and bylaws, copies of which have been filed with the Securities and Exchange Commission as exhibits to our registration statement of which this prospectus constitutes a part, and provisions of applicable law. Our authorized capital stock consists of 75,000,000 shares of common stock, no par value, of which 8,195,000 shares were issued and outstanding as of April 28, 2000, and 5,000,000 shares of preferred stock, no par value, of which no shares were issued and outstanding as of April 28, 2000. As of April 28, 2000, there were approximately 32 holders of record of our common stock.

COMMON  STOCK

     Each share of common stock is entitled to share pro rata in dividends and distributions with respect to the common stock when, as and if declared by the board of directors from funds legally available therefor. No holder of any shares of common stock has any pre-emptive right to subscribe for any of our securities. Upon dissolution, liquidation or winding up of Stockgroup.com, the assets will be divided pro rata on a share-for-share basis among holders of the shares of common stock after any required distribution to the holders of preferred stock, if any. All shares of common stock outstanding are fully paid and nonassessable.

     Each shareholder of common stock is entitled to one vote per share with respect to all matters that are required by law to be submitted to shareholders. The shareholders are not entitled to cumulative voting in the election of directors. Accordingly, the holders of more than 50% of the shares voting in the election of directors will be able to elect all the directors if they choose to do so.

     Currently, our bylaws provide that shareholder action may be taken at a meeting of shareholders and may be affected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Colorado law requires a greater percentage. Our Articles of Incorporation provide that they may be amended by the affirmative vote of a majority of the shares entitled to vote on such an amendment. These are the only provisions of our bylaws or Articles of Incorporation that specify the vote required by security holders to take action.

PREFERRED  STOCK

     The board of directors is authorized, without further shareholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock. The preferred stock may be issued in one or more series and the board of directors may fix the rights, preferences and designations thereof. No shares of preferred stock are currently outstanding and we have no present plans to issue any shares of preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

NOTES AND WARRANTS

     On April 3, 2000, we entered into a Convertible Note Purchase Agreement pursuant to which we obtained $3 million in a financing with two institutional investors.

     The funding included $3 million of 8% Convertible Debenture Notes, and 5-year Callable Warrants. The notes mature on March 31, 2002 and are convertible into common stock only after July 31, 2000. The notes may only be converted if we do not make payment on a note holder's prepayment request, or if we seek to prepay the notes. The initial conversion price for the notes is $3.72, and the exercise price of the warrants is $3.30. The initial conversion price and the exercise price are subject to adjustment upon the happening of certain events, such as the payment of a stock dividend, or the issuance of warrants at a below market price or at a price below the conversion price. Prepayments on the notes are subject to a tiered prepayment schedule that increases as the number of days between the closing date and the prepayment date increases, being 105%, 110%, and 115% of principal from days 1-60, 61-120, and after 120 days, respectively. Interest accrues on the notes at the rate of 8% per annum, and is payable on each conversion date and at maturity. Interest may be paid in the form of cash or registered stock, at our option. The lenders have the right to put back to us up to 25% of the unconverted amount of the notes during any 30 day period after July 31, 2000. Upon the lenders' exercise of such right, we have the option of prepaying the portion of the notes sought to be converted, such prepayment to be in accordance with the tiered prepayment schedule set forth above. If we do not make such prepayment within 10 days after our receipt of a "put" notice, the conversion rate of the note changes to the lesser of (a) the initial conversion price, and (b) 88% of the five lowest closing prices of our common stock during the 30 trading days prior to the date of conversion.

     The warrants permit the holders to acquire up to 272,727 shares of our stock. The warrants may be called by us, at a purchase price of $.01 per underlying share, if our common stock trades at the level of 175% of the initial conversion price of $3.72 for any 20 consecutive trading days after the effective date of our registration statement, provided that the holders have the right to exercise the warrants within 30 days after their receipt of such a call.

     The placement agent in the transaction received warrants to purchase 90,909 shares of common stock on the same terms as the warrants issued to the lenders.

     Assuming that the notes were fully convertible on the date of this prospectus, conversion of the entire $3,000,000 principal amount of the convertible notes and accrued interest at 8% thereon, would yield 2,260,949 shares of common stock, given a conversion price of $1.342 per share. Based upon the interest rate and the conversion price of $1.342, which is subject to adjustment as described above, the number of shares of common stock issuable upon conversion of the notes will increase by approximately 490 shares daily until conversion.

     If the notes have not been converted or redeemed on March 30, 2002, they will automatically convert into shares of common stock as of that date. Upon the occurrence of events specified in the Convertible Note Purchase Agreement, the holders of the notes may elect to have us redeem the notes at a premium to their purchase price. These events include, but are not limited to:

     - failure by us to issue shares of our common stock upon conversion of the notes;

     - failure by us to keep the specified number of shares of our common stock reserved for issuance upon conversion of the notes; and

     - our making an assignment for the benefit of our creditors or our bankruptcy, insolvency, reorganization or liquidation.

     The warrants issued to Deephaven, Amro and Jesup may be exercised at any time during the five-year period following their issuance. The exercise price for the warrants is subject to adjustment for stock dividends, stock splits, recapitalizations, reclassifications, combinations, and dilutive issuances of securities. The notes and warrants contain provisions which limit the number of shares of common stock into which the notes are convertible and the warrants are exercisable. Under these provisions, the number of shares of common stock into which the notes are convertible and the warrants are exercisable on any given date, together with any additional shares of common stock held by Deephaven or Amro, will not exceed 4.99% of our then outstanding common stock.

     The foregoing has been a brief description of some of the terms of the notes and warrants. For a more detailed description of the rights of the holders of the notes and warrants, prospective investors are directed to the actual forms of the notes and warrants, and the Convertible Note Purchase Agreement under which they were issued, which were all filed as exhibits to our Form 8-K filed with the SEC on April 18, 2000.

REGISTRATION  RIGHTS

     Under a Registration Rights Agreement with Deephaven and Amro entered into on April 3, 2000, we agreed to register the shares of common stock issuable to Deephaven and Amro upon conversion of their notes and exercise of their warrants. We also agreed to register the shares issuable to Jesup upon conversion of its warrants. This prospectus is part of the registration statement intended to satisfy this obligation. The registration rights agreement requires us to file a registration statement with respect to the shares within a specified period of time and to have the registration statement be declared effective within a specific period of time. We must also keep the registration statement effective until all of the securities offered have been sold. We are responsible for the payment of all fees and costs associated with the registration of the securities, except that we are not responsible for legal fees generated by Deephaven's, Amro's and Jesup's counsel, and we are not responsible for brokerage commissions and discounts. We are required to indemnify and hold harmless Deephaven, Amro and Jesup, and their agents and representatives, against:

-    any untrue statement of a material fact in a registration statement;

- any untrue statement or alleged untrue statement contained in any preliminary prospectus if used prior to the effective date of the registration statement; or

- any violation or alleged violation of the Securities Act of 1933 or the Securities Exchange Act of 1934.

     Specific procedures for carrying out such indemnification are set forth in the Agreement.

     Under the Registration Rights Agreement, Deephaven, Amro and Jesup also have the right to include all or a part of their common stock in a registration filed by us for purposes of a public offering in the event that we fail to satisfy our other obligations as to the registration of the common stock acquired them.

ANTITAKEOVER EFFECTS OF COLORADO LAW AND OUR ARTICLES OF INCORPORATION AND
BYLAWS

     Colorado law does not contain provisions which are intended to have the effect of delaying or deterring a change in control or management of Stockgroup.com.

     Our Articles of Incorporation permit the issuance of up to 5,000,000 shares of preferred stock, having such rights, preferences and privileges as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibity in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

     Provisions of our bylaws which are summarized below may affect potential changes in control of Stockgroup.com. The board of directors believes that these provisions are in the best interests of shareholders because they will encourage a potential acquirer to negotiate with the board of directors, which will be able to consider the interests of all shareholders in a change in control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of Stockgroup.com and to make changes in management more difficult.

     The bylaws provide the number of directors of Stockgroup.com shall be established by the board of directors, but shall be no less than one. Between shareholder meetings, the board of directors may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

     As discussed above, our bylaws further provide that shareholder action may be taken at a meeting of shareholders and may be effected by a consent in writing if such consent is signed by the holders of the majority of outstanding shares, unless Colorado law requires a greater percentage.

     We are not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of our common stock.

LIMITATION  OF  LIABILITY  AND  INDEMNIFICATION  MATTERS

     We believe that provisions of our Articles of Incorporation and bylaws will be useful to attract and retain qualified persons as directors and officers. Our Articles of Incorporation limit the liability of directors and officers to the fullest extent permitted by Colorado law. This is intended to allow our directors and officers the benefit of Colorado's corporation law which provides that directors and officers of Colorado corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under circumstances which involve acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of unlawful distributions.

     We intend to obtain officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act of 1933.

TRANSFER  AGENT  AND  REGISTRAR

   Stocktrans, Inc. is the transfer agent and registrar for our capital stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this prospectus, 8,195,000 shares of our common stock were outstanding, 1,882,300 shares of common stock were subject to options granted under our 1999 stock option plan, and 2,533,676 shares of common stock were issuable upon exercise of the convertible notes and warrants held by the selling shareholders. Of the outstanding shares, 3,195,000 shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933, unless purchased by or issued to any "affiliate" of ours, as that term is defined in Rule 144 promulgated under the Securities Act of 1933, described below. All other outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration.

     The shares of common stock issuable upon conversion or exercise of the convertible notes and warrants held by the selling shareholders are being registered in the registration statement of which this prospectus is a part. Upon effectiveness of that registration statement, such shares will also be immediately eligible for sale in public market subject to restrictions included in our agreements with the selling shareholders. We also filed a registration statement to register for resale the 2,000,000 shares of common stock reserved for issuance under our stock option plan. That registration statement became effective immediately upon filing. Accordingly, shares covered by that registration statement are eligible for sale in the public market subject to vesting restrictions. As of April 28, 2000, 162,200 of these options were exercisable.

     Sales of substantial amounts of our common stock under Rule 144, this prospectus or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through the future sale of our securities.


                              PLAN OF DISTRIBUTION

     The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o    privately negotiated transactions;

o    short sales;

o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o    a combination of any such method of sale; and

o    any other method permitted pursuant to applicable law.

     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of Stockgroup.com or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell pledged shares.

     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Stockgroup.com is required to pay all fees and expenses incident to the registration of the shares, excluding the fees and disbursements of counsel to the selling shareholders. Stockgroup.com has agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     The validity of the issuance of the common stock offered hereby has been passed upon for us by Sierchio & Albert, P.C., New York, New York.

                                     EXPERTS

     The consolidated financial statements of Stockgroup.com Holdings, Inc. at December 31, 1999 and 1998, and for each of the two years in the period ended December 31, 1999, appearing in this prospectus and in the registration statement have been audited by Ernst & Young LLP, independent chartered accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of Stockgroup.com, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the Securities and Exchange Commission's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 or Seven World Trade Center, 13th Floor, New York, New York 10048 or Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

     The public may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     We will also file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Securities and Exchange Commission.

     Our Securities and Exchange Commission filings and the registration statement can also be reviewed by accessing the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.

INDEX TO FINANCIAL STATEMENTS


Consolidated Balance Sheets as of March 31, 2000 and December 31, 1999
(unaudited).................................... ..........................  F-2

Consolidated Statement of Operations for the three months ended
March 31, 2000 and 1999 (unaudited).......................................  F-3

Consolidated Statement of Cash Flows for the three months ended
 March 31, 2000 and 1999 (unaudited)......................................  F-4

Notes to (unaudited) Consolidated Financial Statements....................  F-5

Auditors' Report..........................................................  F-8

Consolidated Balance Sheets as at December 31, 1999 and 1998..............  F-9

Consolidated Statement of Operations for the years ended
December 31, 1999 and 1998................................................ F-10

Consolidated Statement of Shareholders' Equity for the years ended
December 31, 1999 and 1998................................................ F-11

Consolidated Statement of Cash Flows for the years ended
December 31, 1999 and 1998................................................ F-12

Notes to Consolidated Financial Statements................................ F-13

                          Stockgroup.com Holdings, Inc.
                           CONSOLIDATED BALANCE SHEET
                              As at March 31, 2000
                     (UNAUDITED - Expressed in U.S. Dollars)

                                                        Unaudited
                                                        March 31,                 December 31,

                                                           2000                      1999
ASSETS
  Current
    Cash and cash equivalents                          $   609,208                $ 1,658,822
    Accounts receivable, net                             1,136,177                    855,170
    Due from shareholder                                    32,216                     31,973
    Prepaid expenses                                       185,062                    887,223
                                                       -----------                -----------
  TOTAL CURRENT ASSETS                                 $ 1,962,663                $ 3,433,188

    Property and equipment, net                        $   537,175                $   440,368
    Investments and advances                               500,000                       --
                                                       -----------                -----------
                                                       $ 2,999,838                $ 3,873,556
                                                       ===========                ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
  CURRENT
    Bank indebtedness                                  $   141,784                $    21,004
    Accounts payable                                       620,262                    732,392
    Accrued payroll liabilities                             29,298                    126,566
    Deferred revenue                                       765,174                    230,545
                                                       -----------                -----------
 TOTAL CURRENT LIABILITIES                             $ 1,556,518                $ 1,110,507
                                                       -----------                -----------
 TOTAL LIABILITIES                                     $ 1,556,518                $ 1,110,507
                                                       -----------                -----------
SHAREHOLDERS' EQUITY
    COMMON STOCK, No Par Value
      Authorized shares - 75,000,000
      Issued and Outstanding shares - 8,195,000        $ 6,761,483                  6,761,483
    PREFERRED STOCK, non-voting, no par value
      Authorized shares - 5,000,000
      Issued and outstanding - nil                            --                         --
    ADDITIONAL PAID-IN CAPITAL                             297,563                    261,277
    ACCUMULATED DEFICIT                                $(5,615,726)               $(4,259,711)
                                                       -----------                -----------
TOTAL SHAREHOLDERS' EQUITY                               1,443,320                  2,763,049
                                                       -----------                -----------
                                                       $ 2,999,838                $ 3,873,556
                                                       ===========                ===========


                   The Accompanying Notes Are An Integral Part
                    Of These Unaudited Financial Statements.

                          Stockgroup.com Holdings, Inc.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    For the Three Months Ended March 31, 2000
                     (UNAUDITED - Expressed in U.S. Dollars)


                                                   Unaudited         Unaudited
                                                 Three Months       Three Months
                                                  Ended March       Ended March

                                                    31, 2000          31, 1999
                                                  -----------       ------------
                                                    (unaudited)     (unaudited)
REVENUE
   Revenues                                       $ 1,241,207       $   179,194
   Cost of revenues                                   397,066            60,392
                                                  -----------       -----------
   Gross profit                                   $   844,141       $   118,802

EXPENSES
     Sales and marketing                          $ 1,182,636       $    55,708
     Product development                              161,639            30,955
     General and administrative                       873,424           669,532
                                                  -----------       -----------
                                                  $ 2,217,699       $   756,195
                                                  -----------       -----------
INCOME (LOSS) FROM OPERATIONS                     $(1,373,558)      $  (637,393)

Interest income                                        16,989                 0
Other income (expense)                                    554               232
                                                  -----------       -----------
INCOME (LOSS) BEFORE INCOME TAXES                 $(1,356,015)      $  (637,161)

Income tax provision (recovery)                          --                --
                                                  -----------       -----------
NET INCOME (LOSS)                                 $(1,356,015)      $  (637,161)
                                                  ===========       ===========
Basic and diluted earnings (loss)
 Per share                                              (0.17)            (0.15)
                                                  ===========       ===========
Weighted average shares used in
  the calculation of basic and
  diluted net loss per share                        8,195,000         4,265,769
                                                  ===========       ===========

                          Stockgroup.com Holdings, Inc.
            CONSOLIDATED STATEMENT OF CASH FLOWS For the Three Months
                              Ended March 31, 2000
                     (UNAUDITED - Expressed in U.S. Dollars)


                                                             Unaudited                  Unaudited
                                                           Three Months                Three Months
                                                            Ended March                 Ended March
                                                             31, 2000                    31, 1999
                                                           ------------                ------------
                                                            (unaudited)                 (unaudited)
OPERATING ACTIVITIES
Net Income (Loss)                                           $(1,356,015)               $  (637,161)
Add (deduct) non-cash items
  Depreciation and amortization                                  28,804                      6,723
  Provision for doubtful accounts                                  (113)                      --
  Common stock issued for services                                 --                      450,000
  Compensation expense on stock options                          36,286                     39,320
                                                            -----------                -----------
                                                             (1,291,038)                  (141,118)
Net changes in non-cash working capital
  Accounts receivable                                          (280,893)                   (14,222)
  Due from shareholder                                             (243)                   (10,990)
  Prepaid expenses                                              702,161                     (7,359)
  Accounts payable                                             (547,130)                   131,851
  Accrued liabilities                                           (97,268)                   (15,837)
  Deferred revenue                                               34,629                      2,261
                                                            -----------                -----------
CASH PROVIDED BY (USED) IN OPERATING ACTIVITIES             $(1,479,782)               $   (55,414)
                                                            -----------                -----------
FINANCING ACTIVITIES
  Net deposit on common stock to be issued                      435,000                    402,451
 (Repayments) proceeds on bank indebtedness                     120,780                    (60,553)
 (Repayments) proceeds on long-term debt                           --                       (8,260)
 (Repayments to) advances from shareholders                        --                      (12,069)
  Due to (from) related company                                    --                         --
                                                            -----------                -----------
CASH PROVIDED BY (USED) IN FINANCING ACTIVITIES             $   555,780                $   321,569
                                                            -----------                -----------
INVESTING ACTIVITIES
  Purchase of property and equipment                           (125,612)                   (69,466)
  Investments                                                         0                       --
  Net cash acquired in reverse acquisition                         --                        3,272
                                                            -----------                -----------
CASH PROVIDED BY (USED) IN INVESTING ACTIVITIES             $  (125,612)               $   (66,194)
                                                            -----------                -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS             (1,049,614)                   199,961
Cash and cash equivalents, beginning of period                1,658,822                       --
                                                            -----------                -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                      $   609,208                $   199,961
                                                            ===========                ===========

                          Stockgroup.com Holdings, Inc.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS For the Three
                           Months Ended March 31, 2000
                                   (UNAUDITED)

1.   NATURE OF BUSINESS

Stockgroup.com Holdings, Inc. ("Stockgroup.com") is a leading provider of Internet financial news and information services focusing on the North American small-cap and micro-cap markets. Stockgroup.com also provides Internet advertising and Website design and maintenance services to publicly traded companies. Stockgroup.com is incorporated under the laws of Colorado and is publicly traded on the NASD OTC Bulletin Board.

2.   BASIS OF PRESENTATION AND COMPARATIVE AMOUNTS

The condensed consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed consolidated financial statements should be read in conjunction with the financial statements and the notes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

The unaudited condensed consolidated financial statements included herein reflect all adjustments (which include only normal, recurring adjustments) which are, in the opinion of management, necessary to state fairly the results for the three month period ended March 31, 2000. The results for the three month period ended March 31, 2000 are not necessarily indicative of the results expected for the full fiscal year.

These consolidated financial statements are presented in U.S. dollars and are prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"). Prior to year end 1999, the Company reported its financial results using Canadian GAAP and Canadian Dollars. The Company changed its reporting to U.S. GAAP. In this report comparative figures have been retroactively restated to conform to the U.S. GAAP presentation. The comparative figures have been recast into U.S. dollars in accordance with FASB Statement No. 52, Foreign Currency Translation.

3.   CALCULATION OF EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year. Diluted earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year, plus the dilutive potential of options outstanding during the year, in accordance with FASB Statement No. 128, Earnings Per Share.

The following table sets forth the computation of earnings (loss) per share:

                                                For the Three     For the Three
                                                Months Ended      Months Ended
                                                March 31, 2000    March 31, 1999
                                                      $                 $
Net income (loss) for the quarter                 (1,356,013)        (637,161)
Weighted average number of common shares
used in computation                                8,195,000        4,265,769
Basic and diluted earnings (loss) per share          (0.17)           (0.15)

For the quarter ended March 31, 2000, all of the Company's common shares issuable upon the exercise of stock options were excluded from the determination of diluted earnings (loss) per share as their effect would be anti-dilutive.

4.   COMPREHENSIVE INCOME

The Company follows FASB Statement No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. For the quarters ended March 31, 2000 and March 31, 1999, the Company did not have any components of comprehensive income.

5.   RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. Statement No. 133, as amended by FASB Statement No. 137, is effective for fiscal years beginning after June 15, 2000. Management has not determined the impact, if any, that the adoption of the new statement will have on the consolidated results of operations or financial position of the Company.

6.   SEGMENTED INFORMATION

The Company operates in one industry segment and derives its revenue from the following services:

                                               For the Three       For the Three
                                               Months Ended        Months Ended
                                              March 31, 2000      March 31, 1999

Advertising and media services                  $   174,539        $     79,717
Website design and development                      169,415              49,500
Website maintenance and marketing                   394,122              49,977
Enterprise Financial Website development            503,131                   -
                                                -----------        ------------
                                                $ 1,241,207        $    179,194
                                                ===========        ============

During the first quarter 2000, the Company had two customers from whom revenue received by the Company represented 41% of total revenue. No other customers represented greater than 10% of revenue.

7.   SUBSEQUENT EVENT

Financing Arrangement

On April 3, 2000, Stockgroup.com entered into a Convertible Note Purchase Agreement pursuant to which it obtained $3 million in a financing led by Deephaven Capital Management LLC, a subsidiary of Knight/Trimark. Amro International S.A., managed by Rhino Advisors was an additional lender in the funding. Jesup and Lamont Securities Corporation served as the placement agent for the transaction.

The funding included $3 million of 8% Convertible Notes (the "Notes"), and 5-year Callable Warrants (the "Warrants"). The Notes mature on March 31, 2002 and are convertible into Stockgroup.com common shares only after July 31, 2000. The Notes may only be converted if Stockgroup.com does not make payment on a Noteholder's prepayment request, or if Stockgroup.com seeks to prepay the Notes. The initial conversion price (the "Initial Conversion Price") for the Notes is $3.72, and the exercise price (the "Exercise Price") of the Warrants is $3.30. The Initial Conversion Price and the Exercise Price are subject to adjustment upon the happening of certain events, such as the payment of a stock dividend, or the issuance of warrants at a below market price or at a price below the conversion price. Prepayments on the Notes are subject to a tiered prepayment schedule that increases as the number of days between the closing date and the prepayment date increases, being 105%, 110%, and 115% of principal from days 1-60, 61-120, and after 120 days, respectively. Interest accrues on the Notes at the rate of 8% per annum, and is payable on each conversion date and at maturity. Interest may be paid in the form of cash or registered stock, at Stockgroup.com's option. The lenders have the right to put back to Stockgroup.com up to 25% of the unconverted amount of the Notes during any 30 day period after July 31, 2000. Upon the lenders' exercise of such right, Stockgroup.com has the option of prepaying the portion of the Notes sought to be converted, such prepayment to be in accordance with the tiered prepayment schedule set forth above. If Stockgroup.com does not make such a prepayment within 10 days after its receipt of a "put" notice, the conversion rate of the Notes changes to the lesser of (a) the Initial Conversion Price, and (b) 88% of the 5 lowest closing prices of Stockgroup.com's common shares during the 30 trading days prior to the date of conversion.

The Warrants permit the holders to acquire up to 181,818 common shares. Stockgroup.com has agreed to file a registration statement covering these shares, and the shares underlying the Notes. The Warrants may be called by Stockgroup.com, at a purchase price of $.01 per underlying share, if Stockgroup.com's common shares trade at the level of 175% of the Warrant exercise price of $3.30 for any 20 consecutive trading days after the effective date of the registration statement, provided that the holders have the right to exercise the warrants within 30 days after their receipt of such a call.

The placement agent in the transaction received a fee of $120,000 and Warrants to purchase 90,909 common shares on the same terms as the Warrants issued to the lenders.

Funds from this loan arrangement will be used for ongoing working capital purposes.

                                AUDITORS' REPORT


To the Board of Directors of
Stockgroup.com Holdings, Inc.

We have audited the accompanying consolidated balance sheets of Stockgroup.com Holdings, Inc. as at December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the two years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stockgroup.com Holdings, Inc. as at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.




Vancouver, Canada,
January 28, 2000.
(except for Note 13[b], which
is as of April 3, 2000).                                   Chartered Accountants

Stockgroup.com Holdings, Inc.


                           CONSOLIDATED BALANCE SHEETS


As at December 31                                      (expressed in US dollars)


                                                                              1999                   1998
                                                                                $                      $
------------------------------------------------------------------------------------------------------------

ASSETS [notes 7 and 8]
Current
Cash and cash equivalents [note 3]                                          1,658,822                     --
Accounts receivable (net of allowances for doubtful
   accounts of $20,786 in 1999 and $60,139 in 1998) [note 4]                  855,170                 98,818
Due from shareholder [note 5]                                                  31,973                     --
Prepaid expenses                                                              887,223                 39,005
------------------------------------------------------------------------------------------------------------
Total current assets                                                        3,433,188                137,823
------------------------------------------------------------------------------------------------------------
Due from shareholder [note 5]                                                      --                 18,033
Property and equipment, net [note 6]                                          440,368                 57,720
------------------------------------------------------------------------------------------------------------
                                                                            3,873,556                213,576
------------------------------------------------------------------------------------------------------------

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current
Bank indebtedness [note 7]                                                     21,004                101,077
Accounts payable                                                              732,392                 51,712
Accrued payroll liabilities                                                   126,566                 15,837
Deferred revenue                                                              230,545                 41,702
Current portion of long-term debt [note 8]                                         --                  8,260
------------------------------------------------------------------------------------------------------------
Total current liabilities                                                   1,110,507                218,588
------------------------------------------------------------------------------------------------------------
Due to shareholder                                                                 --                 12,069
------------------------------------------------------------------------------------------------------------
Total liabilities                                                           1,110,507                230,657
------------------------------------------------------------------------------------------------------------
Commitments and contingencies [note 9]

Shareholders' equity (deficiency) [note 10]
Common stock, no par value                                                  6,761,483                     97
   Authorized shares - 75,000,000
   Issued and outstanding shares - 8,195,000 in 1999
     and 3,660,000 in 1998
Preferred stock, non-voting, no par value                                          --                     --
   Authorized shares - 5,000,000
   Issued and outstanding - nil in 1999 and 1998
Additional paid-in capital                                                    261,277                     --
Accumulated deficit                                                        (4,259,711)               (17,178)
------------------------------------------------------------------------------------------------------------
Total shareholders' equity (deficiency)                                     2,763,049                (17,081)
------------------------------------------------------------------------------------------------------------
                                                                            3,873,556                213,576
------------------------------------------------------------------------------------------------------------

See accompanying notes

Stockgroup.com Holdings, Inc.


                      CONSOLIDATED STATEMENTS OF OPERATIONS


Year ended December 31                                 (expressed in US dollars)




                                                         1999            1998
                                                           $               $
--------------------------------------------------------------------------------
REVENUE
Revenues                                              1,920,052         857,591
Cost of revenues                                      1,208,033         172,343
--------------------------------------------------------------------------------
Gross profit                                            712,019         685,248
--------------------------------------------------------------------------------

EXPENSES
Sales and marketing                                   2,454,473         265,840
Product development                                     415,108         117,453
General and administrative                            2,209,192         443,201
--------------------------------------------------------------------------------
                                                      5,078,773         826,494
--------------------------------------------------------------------------------

Loss from operations                                 (4,366,754)       (141,246)
Interest income                                         123,260              --
Other income (expense)                                      961         (42,845)
--------------------------------------------------------------------------------
Loss before income taxes                             (4,242,533)       (184,091)
Income tax provision (recovery) [note 11]                    --         (34,802)
--------------------------------------------------------------------------------
Net loss                                             (4,242,533)       (149,289)
================================================================================
Basic and diluted loss per share [note 10]                (0.60)          (0.04)
================================================================================

See accompanying notes

Stockgroup.com Holdings, Inc.


                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


Year ended December 31                                 (expressed in US dollars)


                                                                                Common stock   Additional
                                                                   Common stock    amount   paid-in capital
                                                                   # of shares       $             $
-----------------------------------------------------------------------------------------------------------

Balance at December 31, 1997                                        3,660,000           97           --
Net loss                                                                   --           --           --

Balance at December 31, 1998                                        3,660,000           97           --
Issuance of common stock pursuant to private placement [note 10]      240,000      402,451           --
Deemed issuance of common stock pursuant to
   reverse acquisition [notes 1 and 10]                             3,120,000          672           --
Issuance of common stock pursuant to a consulting
   agreement [note 10]                                                 75,000      450,000           --
Issuance of common stock pursuant to private placements,
   net of share issue costs of $167,737 [note 10]                     900,000    5,232,263           --
Issuance of common stock pursuant to an advertising
   agreement [note 10]                                                200,000      676,000           --
Compensation related to grant of stock options [note 10]                   --           --      261,277
Net loss                                                                   --           --           --

Balance at December 31, 1999                                        8,195,000    6,761,483      261,277
---------------------------------------------------------------------------------------------------------


                                                                  Retained earnings     Total
                                                                     (accumulated    shareholders'
                                                                       deficit)         equity
                                                                          $               $
-----------------------------------------------------------------------------------------------

Balance at December 31, 1997                                            132,111          132,208
Net loss                                                               (149,289)        (149,289)
                                                                                      ----------
Balance at December 31, 1998                                            (17,178)         (17,081)
Issuance of common stock pursuant to private placement [note 10]             --          402,451
Deemed issuance of common stock pursuant to
   reverse acquisition [notes 1 and 10]                                      --              672
Issuance of common stock pursuant to a consulting
   agreement [note 10]                                                       --          450,000
Issuance of common stock pursuant to private placements,
   net of share issue costs of $167,737 [note 10]                            --        5,232,263
Issuance of common stock pursuant to an advertising
   agreement [note 10]                                                       --          676,000
Compensation related to grant of stock options [note 10]                     --          261,277
Net loss                                                             (4,242,533)      (4,242,533)
                                                                                      ----------
Balance at December 31, 1999                                         (4,259,711)       2,763,049
--------------------------------------------------------------------------------------------------


See accompanying notes

Stockgroup.com Holdings, Inc.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Year ended December 31                                 (expressed in US dollars)

                                                                          1999                     1998
                                                                            $                        $
----------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net loss                                                              (4,242,533)                 (149,289)
Add (deduct) non-cash items
   Depreciation and amortization                                          85,601                    19,459
   Provision for doubtful accounts                                       (39,352)                   44,715
   Consulting services received for common stock                         450,000                        --
   Advertising services received for common stock                        676,000                        --
   Compensation expense on stock options                                 261,277                        --
----------------------------------------------------------------------------------------------------------
                                                                      (2,809,007)                  (85,115)
Net changes in non-cash working capital
   Accounts receivable                                                  (717,000)                  (19,539)
   Due from shareholder                                                  (13,940)                       --
   Prepaid expenses                                                     (848,218)                   (2,312)
   Accounts payable                                                      678,080                    43,144
   Accrued liabilities                                                   110,729                   (10,524)
   Income taxes payable                                                       --                      (199)
   Deferred revenue                                                      188,843                   (39,993)
----------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities                       (3,410,513)                 (114,540)
----------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net proceeds from issuance of common stock                             5,634,714                        --
(Repayments) proceeds on bank indebtedness                               (80,073)                   75,825
(Repayments) proceeds on long-term debt                                   (8,260)                  (17,105)
(Repayments to) advances from shareholders                               (12,069)                    6,010
Due to (from) related company                                                 --                    39,186
----------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities                        5,534,312                   103,916
----------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Purchase of property and equipment                                      (468,249)                  (21,092)
Net cash acquired in reverse acquisition                                   3,272                        --
----------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities                         (464,977)                  (21,092)
----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                       1,658,822                   (31,716)
Cash and cash equivalents, beginning of year                                  --                    31,716
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                 1,658,822                        --
==========================================================================================================
Supplemental disclosure of cash flow information
Interest paid                                                             10,500                     4,100
Income taxes paid                                                             --                        --
==========================================================================================================

See accompanying notes

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

[a]  Nature of business and continuing entity

Stockgroup.com Holdings, Inc. ("Stockgroup.com") is a leading provider of Internet financial news and information services focusing on the North American small-cap and micro-cap markets. Stockgroup.com was incorporated under the laws of Colorado on December 6, 1994 under the former name of I-Tech Holdings Group, Inc. ("I-Tech"), a United States non-operating company registered on the NASD OTC Bulletin Board.

These consolidated financial statements are issued under the name of Stockgroup.com but are a continuation of the financial statements of Stock Research Group Inc. (`SRG"), a British Columbia corporation which was incorporated on May 4, 1995. On March 11, 1999, pursuant to a reverse acquisition, SRG acquired the net assets of I-Tech.

[b]  Reverse acquisition of Stockgroup.com

Pursuant to a share exchange agreement dated March 11, 1999, the shareholders of SRG sold their 100% interest in SRG to Stockgroup.com in consideration for 3,900,000 shares of Stockgroup.com which represented a controlling interest of approximately 56%. This transaction is considered a recapitalization of SRG and an acquisition of Stockgroup.com (the accounting subsidiary/legal parent) by SRG (the accounting parent/legal subsidiary). Accordingly, the transaction has been accounted for as a purchase of the net assets of Stockgroup.com by SRG in these consolidated financial statements.

In these consolidated financial statements, SRG's assets and liabilities are included at their historical carrying amounts. Operating results to March 11, 1999 are those of SRG. For purposes of the acquisition, the fair value of the net monetary assets of Stockgroup.com of $672 is ascribed to the 3,120,000 previously outstanding common shares of Stockgroup.com deemed to be issued in the acquisition as follows:

                                                                             $
--------------------------------------------------------------------------------
Net assets acquired
   Cash                                                                    3,272
   Accounts payable                                                        2,600
--------------------------------------------------------------------------------
                                                                             672
Deemed consideration
   3,120,000 shares of Stockgroup.com                                        672
================================================================================

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements include the accounts of Stockgroup.com Holdings, Inc. (the "Company") and its wholly owned subsidiaries, Stockgroup.com Media Inc. (British Columbia, Canada) (formerly Stock Research Group Inc.) and Stockgroup.com, Ltd. (Nevada, United States). All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Foreign exchange

The reporting currency and the functional currency of the Company during the fiscal year ended December 31, 1999 is the U.S. dollar. The accounts of the Company's Canadian subsidiary are translated into U.S. dollars such that monetary assets and liabilities are translated at exchange rates in effect at the balance sheet date and non-monetary items are translated at exchange rates prevailing at the transaction date. Operating revenues and expenses are translated at average exchange rates prevailing during the year. Any corresponding foreign exchange gains and losses are included in income.

Foreign currency transactions are translated into U.S. dollars at the rate of exchange in effect at the date of the transaction. Foreign currency balances of monetary assets and liabilities are translated using the rate of exchange in effect at the balance sheet date. Foreign exchange gains and losses on transactions during the year and on the year end translation of the accounts are included in income.

Cash equivalents

Cash equivalents consist of short-term deposits with original maturities of ninety days or less and are recorded at amortized cost.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Property and equipment

Property and equipment are carried at cost less depreciation and amortization. Depreciation and amortization are provided at the following annual rates with one-half of the depreciation and amortization provided in the year of acquisition:

     Computer equipment                                   30% straight line
     Computer software                                   100% straight line
     Office furniture and equipment                       20% straight line
     Leasehold improvements                               20% straight line

Income taxes

The Company utilizes the liability method of accounting for income taxes. Under this method, deferred taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is provided against deferred tax assets for which it is more likely than not that the asset will not be realized.

Fair value of financial instruments

The Company's financial instruments consist principally of cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and long-term debt. The carrying values of all financial instruments approximate fair value due to their short-term maturities.

Revenue recognition

The Company's revenue is derived from various services, resulting in the following types of revenue recognition:

o    Website design and development is recognized upon customer acceptance.

o Website maintenance and marketing is recognized on a pro-rata basis over the term of the contract.

o Advertising and media services is recognized on a pro-rata basis over the term of the contract.

Deferred revenue consists of deposits paid in advance of services rendered.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Advertising costs

Advertising costs are expensed in the period incurred and are included as a component of sales and marketing expenses. Advertising expense for the years ended December 31, 1999 and 1998 was $1,670,000 and $23,000 respectively.

Product development expenditures

Product development expenditures, which are primarily related to website development, are expensed in the period incurred.

Stock-based compensation

The Company accounts for fixed stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations and has adopted the disclosure-only alternative of FASB Statement No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation expense for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Earnings per share

Basic earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year. Diluted earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year, plus the dilutive potential of options outstanding during the year, in accordance with FASB Statement No. 128, Earnings Per Share.

Comprehensive income

The Company follows FASB Statement No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. For the years ended December 31, 1999 and 1998, the Company did not have any components of comprehensive income.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Recent accounting pronouncements

In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. Statement No. 133, as amended by FASB Statement No. 137, is effective for fiscal years beginning after June 15, 2000. Management has not determined the impact, if any, that the adoption of the new statement will have on the consolidated results of operations or financial position of the Company.


3.   CASH AND CASH EQUIVALENTS

                                                            1999            1998
--------------------------------------------------------------------------------

Cash                                                      13,822              --
Short-term deposits                                    1,645,000              --
--------------------------------------------------------------------------------
                                                       1,658,822              --
================================================================================

The short-term deposits are issued by a major Canadian chartered bank. The effective interest rates on the short-term deposits existing at year-end range from 5.21% to 5.48%. Interest income earned on short-term deposits for the years ended December 31, 1999 and 1998 was $123,260 and $nil respectively.

4.   ACCOUNTS RECEIVABLE

Included in accounts receivable is an amount of $575,000 due from one customer representing 67% of the total balance. Management's best estimate as at December 31, 1999 is that the realization of this amount is probable. Because of the uncertainties inherent in this estimation process, management's estimate of credit loss on this account may change in the near term. No other customers represented greater than 10% of the total balance in any other year.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)

5.   DUE FROM SHAREHOLDER

Amounts due from shareholder consist of $12,850 [1998 - $nil] in short-term advances and a $19,123 [1998 - $18,033] non-interest bearing loan. The loans and advances are expected to be repaid in the next fiscal year.


6. PROPERTY AND EQUIPMENT
                                                  Accumulated        Net book
                                       Cost        amortization        value
                                        $               $                $
---------------------------------------------------------------------------

1999
Computer equipment                    360,552        85,571         274,981
Computer software                      24,074        12,037          12,037
Office furniture and equipment        146,595        21,608         124,987
Leasehold improvements                 31,596         3,233          28,363
---------------------------------------------------------------------------
                                      562,817       122,449         440,368
===========================================================================

1998
Computer equipment                     74,100        30,386          43,714
Computer software                          --            --              --
Office furniture and equipment         20,097         6,425          13,672
Leasehold improvements                    371            37             334
---------------------------------------------------------------------------
                                       94,568        36,848          57,720
===========================================================================


7. BANK INDEBTEDNESS
                                                       1999            1998
                                                          $               $
---------------------------------------------------------------------------

Operating line of credit                                 --          75,825
Demand loan                                          21,004          25,252
---------------------------------------------------------------------------
                                                     21,004         101,077
===========================================================================

The Company has an approved operating line of credit of $500,000 bearing interest at prime plus 1/4%. Interest expense for the years ended December 31, 1999 and 1998 was $8,400 and $1,300 respectively.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


7.   BANK INDEBTEDNESS (cont'd.)

The demand loan bears interest at prime plus 1%, is repayable in blended monthly principal and interest payments of $635, and is due December 31, 2002. Interest expense for the years ended December 31, 1999 and 1998 was $1,800 and $1,800 respectively.

Bank indebtedness is collateralized by a general security agreement on all assets of the Company. The weighted average effective prime rate for 1999 was 6.44% [1998 - 6.60%].

8.   LONG-TERM DEBT

Long-term debt consisted of a special term loan bearing interest at prime plus 1%, repayable in blended monthly principal and interest payments of $800, due December, 1999. The loan was collateralized by a general security agreement on all assets of the Company. Interest expense for the years ended December 31, 1999 and 1998 was $300 and $1,000 respectively.

9.   COMMITMENTS AND CONTINGENCIES

[a] The Company has operating lease commitments with respect to office premises with minimum annual payments as follows: $
     ---------------------------------------------------------------------------

     2000                                                              350,000
     2001                                                              339,000
     2002                                                              278,000
     2003                                                              256,000
     2004 and thereafter                                               655,000
--------------------------------------------------------------------------------
                                                                     1,878,000
--------------------------------------------------------------------------------

     Net rental expense included in general and administrative expenses for the years ended December 31, 1999 and 1998 was $204,000 and $72,000 respectively.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


9.   COMMITMENTS AND CONTINGENCIES (cont'd.)

[b] The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties will be fully resolved.

10.  SHAREHOLDERS' EQUITY

Stock split

During 1998, SRG effected a split of its common stock on the basis of 18,300 common shares for each common share outstanding. This increased the outstanding share capital to 3,660,000 common shares which has been restated as the opening common stock as if the split had happened at the beginning of the periods presented.

Issuance of common stock pursuant to private placement

During January and February of 1999, the Company completed a private placement to certain institutions and individuals for the issuance of 240,000 common shares at $1.68 per share for net cash proceeds of $402,451.

Issuance of common stock pursuant to reverse acquisition

By a share exchange agreement dated March 11, 1999, the Company entered into a series of transactions whereby 3,900,000 issued and outstanding shares of SRG were exchanged for 3,900,000 shares of 579818 B.C. Ltd. a Canadian subsidiary of Stockgroup.com. The exchanged shares are convertible into shares of Stockgroup.com through a trustee, Stocktrans Inc., who holds the exchangeable shares of the parent in trust for the Company pursuant to a voting and exchange agreement giving the SRG shareholders effective control over Stockgroup.com. For purposes of the reverse acquisition, the fair value of the net assets of Stockgroup.com of $672 is ascribed to the 3,120,000 previously outstanding common shares of Stockgroup.com deemed to be issued in the acquisition.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


10.  SHAREHOLDERS' EQUITY (cont'd.)

Issuance of common stock for consulting services

On March 15, 1999, the Company issued 75,000 shares in exchange for consulting services provided in respect of the reverse acquisition. The transaction was recorded at a fair value of $450,000 based on an average closing price of the stock in the first week of trading subsequent to the reverse acquisition.

Issuance of common stock pursuant to private placement

During the spring and summer of 1999, the Company completed a private placement to certain institutions and individuals for the issuance of 900,000 common shares at $6.00 per share for net cash proceeds of $5,232,263.

Issuance of common stock for advertising services

On September 17, 1999 the Company completed a private placement with a media company for the issuance of 200,000 common shares in exchange for advertising services. The transaction was recorded at a fair value of $676,000 based on the closing price of the stock on the day of the agreement.

Earnings (loss) per share

The following table sets forth the computation of earnings (loss) per share:

                                                        1999             1998
                                                         $                 $
-------------------------------------------------------------------------------

Net loss for the year                                (4,242,533)       (149,289)
Weighted average number of common shares
   used in computation                                7,055,151       3,660,000
Basic and diluted loss per share                          (0.60)          (0.04)
-------------------------------------------------------------------------------

For the year ended December 31, 1999, all of the Company's common shares issuable upon the exercise of stock options were excluded from the determination of diluted loss per share as their effect would be anti-dilutive.

Prior to the reverse acquisition described in note 1, the deemed number of common shares outstanding is equal to the common shares issued to the shareholders of SRG adjusted to take into account the effect of the change in the number of issued shares of SRG in the earlier periods.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


10.  SHAREHOLDERS' EQUITY (cont'd.)

1999 Incentive Stock Option Plan

The Company's 1999 Incentive Stock Option Plan ("1999 Plan"), which became effective March 11, 1999 (the "Plan Effective Date"), is available to directors, employees and consultants, and is intended to serve as the successor equity incentive program to the 1999 Incentive Stock Option Plan of Stock Research Group, Inc. ("1999 SRG Plan").

Under the 1999 SRG Plan, 1,441,300 options, representing 1,441,300 common shares were granted in February, 1999. In March 1999, outstanding options under the 1999 SRG Plan were incorporated into the 1999 Plan, and no further grants may be made under the 1999 SRG Plan. The incorporated options will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1999 Plan to those Options.

Under the 1999 Plan, a total of 2,000,000 common shares have been authorized for issuance. Such share reserve consists of (i) the number of shares issued under the 1999 SRG Plan incorporated into the 1999 Plan on the Plan Effective Date; and (ii) an additional increase of 558,700 shares of common stock.

Options issued under the 1999 Plan generally begin vesting one year after grant, at which time vesting occurs in equal installments of one-fifth of the grant total per year for a period of five years. Options immediately become exercisable once vested. Any options which do not vest as the result of a grantee leaving the Company are cancelled and the shares underlying them are returned to the reserve. The Board has the authority to vary the vesting provisions of grants at its discretion.

Activity under the 1999 Plan is set forth below:

                                                                               Options outstanding
                                                              ---------------------------------------------------------
                                         Shares                                                             Weighted
                                     available for            Number of             Price per               average
                                         grant                  shares                share              exercise price
----------------------------------------------------------------------------------------------------------------------

Balance at December 31, 1998                   --                    --                      --                     --
Additional shares reserved              2,000,000                    --                      --                     --
Options granted                        (1,827,800)           (1,827,800)           0.01 - 5.625           $      1.855
Options canceled                           44,500                44,500            2.50 - 5.625           $      3.921
-----------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999              216,700             1,783,300            0.01 - 4.437           $      1.803
=======================================================================================================================

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


10. SHAREHOLDERS' EQUITY (cont'd.)

The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of December 31, 1999 are as follows:

                                            Options outstanding                       Options exercisable
                               -----------------------------------------          --------------------------
                                                   Weighted
                                                    average      Weighted                            Weighted
                                Number of         remaining      average                             average
                                 shares          contractual     exercise            Shares         exercise
                               outstanding       life (years)     price           exercisable         price
-------------------------------------------------------------------------------------------------------------

Range of exercise prices
$0.01 - 0.94                     745,800             4.58         $0.809                --               --
$1.50 - 1.75                     128,500             5.96         $1.609                --               --
$2.25 - 2.937                    784,000             5.26         $2.506             5,000            2.500
$3.00 - 4.437                    125,000             5.59         $3.530                --               --
-------------------------------------------------------------------------------------------------------------

The Company recorded $261,277 in compensation expense in the year ended December 31, 1999 for the difference between the exercise price of certain of the Company's options granted under the 1999 SRG Plan and the fair market value of the underlying common stock on the date of grant. This amount has been recorded as additional paid-in capital.

A total of 107,600 of the outstanding options are performance based and vest equally in 2000 and 2001 if the Company achieves predetermined annual revenues. These options are classified as variable, whereby, compensation expense is measured as the excess, if any, of the quoted market price of the Company's stock at the measurement date over the amount the employee must pay to acquire the stock. With variable options, the measurement date is established when it appears probable that the Company will meet the performance targets. Because of the uncertainty of achieving the annual revenue targets, no compensation expense has been recorded.

Pro forma disclosure of the effect of Stock Based Compensation Plan

Pro forma information regarding results of operations and net income (loss) per share is required by FASB Statement No. 123 for stock-based awards to employees as if the Company had accounted for such awards using a valuation method permitted under Statement No. 123. The value of the Company's stock-based awards granted to employees in 1999 have been valued using the Black-Scholes option pricing model. Among other things, the Black-Scholes model considers the expected volatility of the Company's stock price, determined in accordance with Statement No. 123, in arriving at an option valuation.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


10.  SHAREHOLDERS' EQUITY (cont'd.)

The fair value of the Company's stock-based awards granted to employees in 1999 was estimated assuming no expected dividends, a weighted average expected life of 4.55 years, a risk free interest rate of 5.06% and an expected volatility of 151%. The weighted average fair value of options granted during 1999 was $1.701. For pro forma purposes, the estimated value of the Company's stock-based awards to employees is amortized over the vesting period of the underlying options. The results of applying Statement No. 123 to the Company's stock-based awards to employees would approximate the following:

                                         1999                 1998
                                          $                    $
--------------------------------------------------------------------

Net loss
   As reported                         4,242,533)           (149,289)
   Pro forma                           5,091,330)           (149,289)
Basic and diluted loss per share
   As reported                             (0.60)              (0.04)
   Pro forma                               (0.72)              (0.04)
--------------------------------------------------------------------


11.  INCOME TAXES

The Company is subject to United States federal and state income taxes at an approximate rate of 40%. The Company's Canadian subsidiary is subject to Canadian federal and provincial taxes of approximately 45%. For 1998 and prior years, the Company qualified as a Canadian Controlled Private Corporation and was subject to a lower tax rate of 22%. The Company is no longer eligible for this low tax rate.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)


11.  INCOME TAXES (cont'd.)

The reconciliation of the provision (recovery) for income taxes at the United States federal statutory rate compared to the Company's income tax expense is as follows:

                                                          1999           1998
                                                            $              $
-------------------------------------------------------------------------------

Tax expense (recovery) at U.S. statutory rates        (1,698,000)       (74,000)
Lower (higher) effective income taxes of
   Canadian subsidiary                                  (170,000)        33,000
Net operating losses not recognized for
   accounting purposes                                 1,856,000             --
Non-deductible expenses                                   12,000          6,198
-------------------------------------------------------------------------------
Current income tax expense (recovery)                         --        (34,802)
================================================================================

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes are as follows:

                                                             1999         1998
                                                               $            $
--------------------------------------------------------------------------------

Net operating loss carryforwards                        1,856,000             --
Valuation allowance                                    (1,856,000)            --
--------------------------------------------------------------------------------
Net deferred tax asset                                         --             --
================================================================================

The tax loss carryforwards expire as follows:
                                                                               $
--------------------------------------------------------------------------------

Canada
                                                             2006      3,369,000

U.S.
                                                             2019        845,000
--------------------------------------------------------------------------------
                                                                       4,214,000
================================================================================

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)

12.  SEGMENTED INFORMATION

The Company operates in one industry segment and derives its revenue from the following services:

                                                          1999            1998
                                                           $               $
--------------------------------------------------------------------------------

Website design and development                           343,928         214,085
Website maintenance and marketing                        347,243         394,350
Advertising and media services                         1,228,881         249,156
--------------------------------------------------------------------------------
                                                       1,920,052         857,591
================================================================================

During 1999, the Company had one customer whose revenue represented 35% of total revenue. No other customers represented greater than 10% of the revenue in any other year.

Predominantly all of the Company's revenues are generated in Canada based on the location of customers. The majority of the Company's property and equipment are located in Canada.

13.  SUBSEQUENT EVENTS

[a] On January 18, 2000, the Company entered into a contract in Singapore which expands the Company's operation into Asia and entails the development of an enterprise financial site for Asia Exchange Information Service Pte Ltd. (AsiaXIS). Under the terms of the agreement, the Company will receive approximately US$1,500,000 for development and upgrade of the initial site in Singapore. The agreement also provides for AsiaXIS to develop 13 additional financial enterprise sites throughout Asia, Australia and New Zealand. The Company will be paid a licensing fee for its technology, a development fee for building and customizing each additional financial enterprise site, ongoing maintenance and support fees and royalties for each of the markets that AsiaXIS enters. The Company has also secured access to the content that will be created by AsiaXIS in its international news development. As part of the contract, the Company has agreed to acquire an equity position of 19.4% in AsiaXIS for US$500,000.

Stockgroup.com Holdings, Inc.

                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1999                                      (expressed in US dollars)

13.  SUBSEQUENT EVENTS (cont'd.)

[b] On April 3, 2000, the Company entered into a Convertible Note Purchase Agreement pursuant to which it obtained $3 million in a financing consisting of 8% Convertible Notes (the "Notes"), and 5-year Callable Warrants (the "Warrants"). The Notes mature on March 31, 2002 and are convertible into common shares only after July 31, 2000 at an initial conversion price of $3.72. The Warrants permit the holders to acquire up to 181,818 common shares at an exercise price of $3.30. Both the initial conversion price of the Notes and the exercise price of the Warrants are subject to adjustment upon the happening of certain events, such as the payment of a stock dividend, or the issuance of additional warrants at a below market price or at a price below the conversion price. The placement agent in the transaction received a fee of $120,000 and Warrants to purchase 90,909 common shares on the same terms as the Warrants issued to the lenders.

                          STOCKGROUP.COM HOLDINGS, INC.


                               5,487,630 Shares of
                                  Common Stock

                              --------------------

                                   PROSPECTUS
                              --------------------

                                 _________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemization of various expenses, all of which we will pay, in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration fee.

Securities  and  Exchange  Commission  Registration  Fee       $ 2,897.47
Accounting  Fees  and  Expenses                                $ 15,000
Legal  Fees  and  Expenses                                     $ 15,000
Miscellaneous                                                  $ 3,500
         Total                                                 $ 36,397.47

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Colorado Law provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if:

     (a)  the person conducted himself or herself in good faith; and

     (b)  the person reasonably believed:

               (I) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and

               (II) in all other cases, that his or her conduct was at least not opposed to the corporation's best interest.

     The law also provides that a corporation may not indemnify a director:

                    (a) in connection with a proceeding by or in the right of
               the corporation in which the director was adjudged liable to the corporation; or

                    (b) in connection with any other proceeding charging that
               the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

     Indemnification permitted under Colorado law in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding. Unless limited by its articles of incorporation, Colorado law provides that a corporation shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding.

     Colorado law further provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

               (a) the director furnishes to the corporation a written affirmation of the director's good faith belief that he or she met the standard of conduct described in the law;

               (b) the director furnishes to the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct; and

               (c) a determination is made that the facts then known to those making the determination would not preclude indemnification under Colorado law.

     A corporation may not indemnify a director under Colorado law unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in the law. A corporation may not advance expenses to a director unless authorized in the specific case after the written affirmation and undertaking required by the law are received and the determination required by the law has been made.

     The determinations required by Colorado law shall be made:

               (a) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or

               (b) if a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee.

     Alternatively, the determination required to be made by the law may be made:

          (a) by independent legal counsel selected by a vote of the board of directors or the committee in the manner specified above or, if a quorum of the full board cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board of directors; or

          (b) by the shareholders.

     Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible; except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of the expenses shall be made by the body that selected such counsel.

     Colorado law also provides that, unless otherwise provided in the articles of incorporation:

          (a) an officer is entitled to mandatory indemnification, and is entitled to apply for court-ordered indemnification, in each case to the same extent as a director;

          (b) a corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and

          (c) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract.

     Colorado law further provides a corporation may purchase and maintain insurance on behalf of a person who is or was a director, officer, employee, fiduciary, or agent of the corporation, or who, while a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of another domestic or foreign corporation or other person or of an employee benefit plan, against liability asserted against or incurred by the person in that capacity or arising from his or her status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify the person against the same liability under Colorado law.

     Our articles of incorporation provide that the board of directors has the power to:

     (a) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right Stockgroup.com), by reason of the fact that he or she is or was a director, officer, employee or agent of Stockgroup.com or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in our best interests and, with respect to any criminal action or proceedings, had no reasonable cause to believe his or her conduct was unlawful.

     (b) Indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Stpclgroup.com to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of Stockgroup.com or is or was serving at our request as a director, officer, employee or agent of Stockgroup.com request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he or she reasonably believed to be in our best interests; but no indemnification shall be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Stockgroup.com unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which such court deems proper.

     (c) Indemnify a director, officer, employee or agent of Stockgroup.com to the extent that such person has been successful on the merits in defense of any action, suit or proceeding referred to in subparagraph (a) or (b) above or in defense of any claim, issue, or matter therein, against expenses (including attorney's fees) actually and reasonable incurred by him or her in connection therewith.

     (d) Authorize indemnification under subparagraph (a) or (b) above (unless ordered by a court) in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subparagraph (a) or (b). Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or, if such a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders.

     (e) Authorize payment of expenses (including attorney's fees) incurred in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding as authorized in subparagraph (d) above upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by Stockgroup.com.

     (f) Purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Stockgroup.com or who is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity or arising our of his or her status as such, whether or not we would have the power to indemnify him or her against such liability under the provision of our Articles of Incorporation.

     The indemnification provided by our Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under the bylaws, any agreement, vote of shareholders or disinterested directors or otherwise, and any procedure provided for by any of the foregoing, both as to action in his or her official capacity and as to action in another while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

     Our by-laws give effect to the foregoing provision's of our Articles of Incorporation.

     We intend to enter into indemnification agreements with our directors and officers. These agreements provide, in general, that we will indemnify such directors and officers for, and hold them harmless from and against, any and all amounts paid in settlement or incurred by, or assessed against, such directors and officers arising out of or in connection with the service of such directors and officers as a director or officer of Stockgroup.com or its affiliates to the fullest extent permitted by Colorado law.

     The Company intends to obtain liability insurance for its directors and officers covering, subject to exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of Stockgroup.com.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth in chronological order is information regarding shares of common stock issued and options and warrants and other convertible securities granted by us during the past three years. Also included is the consideration, if any, received by us for such shares and options and information relating to the section of the Securities Act of 1933 (the "1933 Act"), or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     Transactions described in Items (1) through (3) below took place prior to March 11, 1999, the date of the reverse acquisition of Stockgroup.com. The transactions described in Items (4) through (8) below took place on or after March 11, 1999 to be invested.


1. In June 1995 Stockgroup.com sold and issued 380,000 shares of common stock, in an aggregate amount of $380, under the exemption provided by Regulation D, Rule 504 of the 1933 Act.

2. In March through May 1997, Stockgroup.com sold and issued 20,000,000 shares of its common stock in an aggregate amount of $10,000.00 under the exemption provided by Regulation D, Rule 504 of the 1933 Act.

3. Stockgroup.com, in January1997, sold and issued 300,000 shares of its preferred stock in an aggregate amount of $3,000 under the exemption provided by Section 4(2) of the 1933 Act.

4. Pursuant to a Shares Exchange and Share Purchase Agreement dated March 11, 1999 (the "SEA") by and among I-Tech Holdings Group, Inc. (the "Corporation"), 579818 B.C. Ltd., a British Columbia, Canada corporation wholly-owned by the Corporation (the "Subsidiary"), Stock Research Group Inc., a British Columbia, Canada corporation ("Stock Group") and all of the shareholders of Stock Group, being nine persons (collectively, the "Stock Group Shareholders"), the Corporation acquired (the "Acquisition") all of the issued and outstanding common shares of Stock Group form the Stock Group Shareholders in consideration of the issuance by (i) the Subsidiary to the Stock Group Shareholders, on a pro-rata basis, of 3,900,000 Class A Exchangeable Shares (the "Exchangeable Shares") and (ii) by the Corporation issuing to Stocktrans, Inc. as trustee for the Stock Group Shareholders (the "Trustee") 3,900,000 shares of common stock (the "Corporation's Shares") to be held under the terms of an Exchange and Voting Agreement dated March 11, 1999 (the "Trust Agreement") by and among the Corporation, the Trustee, the Subsidiary and the Stock Group Shareholders. These shares were issued in under the exemption provided by
     Section 4(2) of the 1933 Act.

5. On March 15, 1999, Stockgroup.com issued 75,000 shares in exchange for consulting services provided in respect of the reverse acquisition described in Item 5 above. The transaction was recorded at a fair value of $450,000 based on an average closing price of the stock in the first week of trading subsequent to the reverse acquisition. The issuances were made under Section 4(2) of the 1933 Act and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to Stockgroup.com that the shares were being acquired for investment.

6. During the spring and summer of 1999, Stockgroup.com completed a private placement to certain institutions and individuals for the issuance of 900,000 common shares at $6.00 per share for net cash proceeds of $5,232,263. The issuances were made under Regulation S to non-U.S. persons.

7. On September 17, 1999 Stockgroup.com completed a private placement with a media company for the issuance of 200,000 common shares in exchange for advertising services. The transaction was recorded at a fair value of $676,000 based on the closing price of the stock on the day of the agreement. The issuances were made under Regulation S to non-U.S. persons.


8. On April 3, 2000, Stockgroup.com entered into a Convertible Note Purchase Agreement pursuant to which it obtained $3 million in a financing led by Deephaven Capital Management LLC, a subsidiary of Knight/Trimark. Amro International S.A., managed by Rhino Advisors was an additional lender in the funding. The funding included $3 million of 8% Convertible Notes (the "Notes"), and 5 year Callable Warrants (the "Warrants"). The Notes are convertible into common stock only after July 31, 2000. The Notes may only be converted if Stockgroup.com does not make payment on a Noteholder's prepayment request, or if Stockgroup.com seeks to prepay the Notes. Interest may be paid in the form of cash or registered stock, at the option of Stockgroup.com. The Warrants permit the holders to acquire up to 181,818 shares of common stock. The placement agent in the transaction received Warrants to purchase 90,909 common shares on the same terms as the Warrants issued to the lenders. The issuances were made under Section 4(2) of the 1933 Act and/or Regulation D promulgated under the Securities Act of 1933 and were made without general solicitation or advertising. The purchasers were sophisticated investors with access to all relevant information necessary to evaluate these investments, and who represented to Stockgroup.com that the shares were being acquired for investment.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A)  EXHIBITS

The following Exhibits are either attached hereto incorporated herein by reference or will be filed by amendment:

                                  EXHIBIT INDEX

EXHIBIT NUMBER      DESCRIPTION OF EXHIBIT AND FILING REFERENCE

2.1 Share Exchange and Share Purchase Agreement dated March 11, 1999, among I-Tech Holdings Group, Inc. (the "Registrant") the former shareholders of the Registrant, 579818 B.C. Ltd. ("B.C. Ltd"), Stock Research Group, Inc. ("SRG"), and the former shareholders of SRG effecting a change in control of Registrant. (incorporated by reference to the Exhibits filed with Form 8K filed March 19, 1999, Form 8K/A filed March 24, 1999 and Form 8K/A filed May 10, 1999)

*3.1 Articles of Incorporation (incorporated by reference to the Exhibits filed with Form 10SB12G filed January 29, 1998, and Amendments to Articles of Incorporation filed herewith)

*3.2                Amended and Restated Bylaws

4.1 1999 Stock Incentive Plan (incorporated by reference to the Exhibits filed with Form S-8 filed November 16, 1999)

4.2 Convertible Note Purchase Agreement, ("Note Purchase Agreement") dated March 21, 2000, among the Registrant, Deephaven Private Placement Trading Ltd. ("Deephaven") and Amro International, S.A. ("Amro") (incorporated by reference to the Exhibits filed with Form 8K filed on April 18, 2000)

4.3 Form of 8% Convertible Note issued to each of Deephaven and Amro pursuant to the Note Purchase Agreement (incorporated by reference to the Exhibits with Form 8K filed on April 18,
                    2000)

4.4 Form of Callable Warrant issued to Deephaven, Amro, and Jesup and Lamont Securities Corporation pursuant to the Note Purchase Agreement (incorporated by reference to the Exhibits filed with Form 8K filed on April 18, 2000)

4.5 Registration Rights Agreement, dated March 31, 2000, among the Registrant, Deephaven and Amro (incorporated by reference to the Exhibits filed with Form 8K filed on April 18, 2000)

9.1 Exchange and Voting Agreement dated March 11, 1999, among the Registrant, B.C. Ltd., SRG and the individual signatories thereto, incorporated by reference to the Exhibits filed with Form 8K filed on March 19, 1999

**10.1 Enterprise Financial Website Development & Software Licensing Agreement, dated January 2000, between the Registrant and PTE Ltd.

*  11.1             Statement re: computation of per share earnings - see Note
                    10 to financial statements

   16.1 Letter regarding change in certifying accountant (incorporated by reference to Exhibits filed with Form 8K filed July 9, 1999)

   21.1 Subsidiaries of the Company (incorporated by reference to Exhibits filed with Form 10KSB/A filed May 1, 2000)

***23.1             Consent of experts or counsel

*  23.5             Consent of Ernst & Young LLP

*  27.1             Financial Data Schedule

*  27.2             Financial Data Schedule

*  27.3             Financial Data Schedule
----------
*    Filed herewith.
**   Confidential treatment application to be filed.
***  To be filed by amendment.


(B) FINANCIAL STATEMENT SCHEDULES

     Financial Statement Schedules omitted because the information is included in the Financial Statements of notes thereto.

ITEM 17. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (b)(1)(i) and (b)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Securities and Exchange of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registraiton Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on May 25, 2000.

STOCKGROUP HOLDINGS INC.

By: /S/ Marcus New
Marcus New
Chief  Executive  Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                   TITLE                          DATE
/S/ Marcus A. New                           Chief Executive Officer,            May 25, 2000
-------------------------                   Secretary  and  Director
     Marcus A. New                          (principal executive officer)

                                            President  and  Director            May 25, 2000
-------------------------
     David N. Caddey

                                            Director                            May 25, 2000
-------------------------
     Louis deBoer II

/S/ Leslie Landes                           Director                            May 25, 2000
-------------------------
     Leslie Landes

/S/ Craig Faulkner                          Director                            May 25, 2000
-------------------------
     Craig Faulkner

/S/ Lindsay Moyle                           Chief Financial Officer             May 25, 2000
-------------------------                   (principal accounting officer)
    Lindsay Moyle

                                  EXHIBIT INDEX

The following Exhibits are either attached hereto or incorporated herein by reference:

EXHIBIT NUMBER    DESCRIPTION OF EXHIBIT AND FILING REFERENCE


                                                                                              Page
2.1            Share Exchange and Share Purchase Agreement dated March 11, 1999, among I-Tech Holdings Group, Inc. (the "Registrant") the former shareholders of the Registrant, 579818 B.C. Ltd. ("B.C. Ltd"),
               Stock Research Group, Inc. ("SRG"), and the former shareholders of SRG effecting a change in control of Registrant. (incorporated by reference to the Exhibits filed with Form 8K filed March 19,
               1999, Form 8K/A filed March 24, 1999 and Form 8K/A filed May 10,
               1999)                                                                          _____

*3.1           Articles of Incorporation (incorporated by reference to the
               Exhibits filed with Form 10SB12G filed January 29, 1998, and
               Amendments to Articles of Incorporation filed herewith)                        _____

*3.2           Amended and Restated Bylaws                                                    _____

4.1            1999 Stock Incentive Plan (incorporated by reference to the
               Exhibits filed with Form S-8 filed November 16, 1999)                          _____

4.2            Convertible Note Purchase Agreement, ("Note Purchase Agreement")
               dated March 21, 2000, among the Registrant, Deephaven Private
               Placement Trading Ltd. ("Deephaven") and Amro International, S.A.
               ("Amro") (incorporated by reference to the Exhibits filed with
               Form 8K filed on April 18, 2000)                                               _____

4.3            Form of 8% Convertible Note issued to each of Deephaven and Amro pursuant to the Note Purchase Agreement (incorporated by
               reference to the Exhibits with Form 8K filed on April 18, 2000)                _____

4.4            Form of Callable Warrant issued to Deephaven, Amro, and Jesup and
               Lamont Securities Corporation pursuant to the Note Purchase
               Agreement (incorporated by reference to the Exhibits filed with
               Form 8K filed on April 18, 2000)                                               _____

4.5            Registration Rights Agreement, dated March 31, 2000, among the
               Registrant, Deephaven and Amro (incorporated by reference to the
               Exhibits filed with Form 8K filed on April 18, 2000)                           _____

9.1            Exchange and Voting Agreement dated March 11, 1999, among the
               Registrant, B.C. Ltd., SRG and the individual signatories
               thereto, incorporated by reference to the Exhibits filed with
               Form 8K filed on March 19, 1999                                                _____

**10.1         Enterprise Financial Website Development & Software Licensing
               Agreement,                                                                     _____


               dated January 2000, between the Registrant and PTE Ltd.                        _____

*11.1          Statement re: computation of per share earnings - see Note 10 to
               financial statements                                                           _____

*16.1          Letter regarding change in certifying accountant (incorporated
               by reference to Exhibits filed with Form 8K filed July 9, 1999)                _____

21.1           Subsidiaries of the Company (incorporated by reference to
               Exhibits filed with Form 10KSB/A filed May 1, 2000)                            _____

***23.1        Consent of experts or counsel                                                  _____

*23.5          Consent of Ernst & Young LLP                                                  _____

*27.1          Financial Data Schedule                                                        _____

*27.2          Financial Data Schedule

*27.3          Financial Data Schedule

----------
*    Filed herewith.
**   Confidential treatment application to be filed.
***  To be filed by amendment.